UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Fastenal Company
(Name of Registrant as Specified in its Charter)

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2001 Theurer Boulevard
Winona, Minnesota 55987-0978
(507) 454-5374
March 6, 2024
Dear Fellow Shareholders:
I am pleased to invite you to attend our annual meeting to be held at the Remlinger Muscle Car Museum located at 3560 Service Drive, Winona, Minnesota, 55987, commencing at 10:00 a.m., central time, on Thursday, April 25, 2024.
The following notice of annual meeting and the proxy statement describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions.
This year we are again taking advantage of a Securities and Exchange Commission (SEC) rule allowing us to furnish our proxy materials over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in 'street name'), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (a 'registered shareholder'), you will continue to receive a copy of our proxy materials by mail as in previous years.
We hope that you will be able to attend the annual meeting in person. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote by completing and returning the enclosed proxy promptly.

Sincerely,

Scott A. Satterlee
Chair of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

DATE & TIME	Thursday, April 25, 2024 at 10:00 a.m. (central time)

PLACE	Remlinger Muscle Car Museum 3560 Service Drive Winona, Minnesota 55987

ITEMS OF BUSINESS	1. The election of a board of directors consisting of eleven members to serve until the next regular meeting of shareholders and until their successors have been duly elected and qualified.
2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024.
3. An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement.
4. Approval of an amendment to our Restated Articles of Incorporation to delete Article VI regarding supermajority approval of business combinations with certain interested parties.
5. The consideration of a shareholder proposal contained in the proxy statement relating to simple majority vote, if properly presented at the annual meeting.
6. The transaction of such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 26, 2024.

VOTING BY PROXY
YOUR VOTE IS IMPORTANT – Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible to ensure that your shares are represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 25, 2024: The notice, proxy statement, and 2023 annual report are available at www.proxyvote.com.

By Order of the Board of Directors,

John J. Milek
Vice President General Counsel
Winona, Minnesota
March 6, 2024

PROXY STATEMENT
Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as the company, we, our, or us) for use in connection with the annual meeting to be held on Thursday, April 25, 2024 at 3560 Service Drive, Winona, Minnesota, 55987, commencing at 10:00 a.m., central time, and at any adjournments thereof. The mailing address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors' form of proxy to shareholders whose shares are registered directly in their names with our transfer agent ('registered shareholders') will commence on or about March 15, 2024. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in 'street name') will commence on or about the same date.

General information about the meeting and voting	2

Proposal #1 – Election of directors	5

Corporate governance and director compensation	9

Proposal #2 – Ratification of appointment of independent registered public accounting firm	20

Audit and related matters	20

Proposal #3 – An advisory vote on a non-binding resolution to approve the compensation of our named executive officers disclosed in this proxy statement	22

Executive compensation	22

Proposal #4 – Approval of an amendment to our Restated Articles of Incorporation to delete Article VI regarding supermajority approval of business combinations with certain interested parties	43

Proposal #5 – Shareholder proposal relating to simple majority vote	45

Security ownership of principal shareholders and management	46

Additional matters	48

Householding	48

Deadlines for receipt of shareholder proposals and nominations for the 2025 annual meeting	49
FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking information. Risks and uncertainties that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A, "Risk Factors" included in our Annual Report on Form 10-K, as may be updated in our subsequent Quarterly Reports on Form 10-Q. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements as a result of new information or future events

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
These are the proposals scheduled to be voted on at the annual meeting:
•Election of all eleven directors ('Proposal #1');
•Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024 ('Proposal #2');
•Adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers ('Proposal #3');
•Approval of an amendment to our Restated Articles of Incorporation to delete Article VI regarding supermajority approval of business combinations with certain interested parties ('Proposal #4'); and
•Consideration of a shareholder proposal relating to simple majority vote ('Proposal #5').
Who is entitled to vote?
The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 26, 2024, there were 572,426,650 shares of common stock issued and outstanding, each of which is entitled to one vote. Only shareholders of record at the close of business on February 26, 2024 will be entitled to vote at the annual meeting or any adjournments thereof.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.
How many votes are required to approve each proposal?
Election of Directors
As is the case this year, where the number of nominees does not exceed the number of directors to be elected, directors are elected under a majority voting standard. This means that each director must receive more votes for his or her election than votes against in order to be elected. If an incumbent director fails to receive a sufficient number of votes to be elected, he or she must promptly offer to resign, the nominating and corporate governance committee will make a recommendation on the resignation offer and the board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. Shareholders do not have the right to cumulate their votes in the election of directors.
Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #2.
Approval of Executive Compensation
The vote to approve our executive compensation is advisory and not binding on our board of directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes 'FOR' Proposal #3 exceeds the number of votes 'AGAINST' Proposal #3.
Approval of an Amendment to our Restated Articles of Incorporation
The affirmative vote of the holders of not less that seventy-five percent (75%) of all outstanding shares of common stock present in person or by proxy at the annual meeting and entitled to vote generally in the election of directors is required for approval of Proposal #4.
Shareholder Proposal
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for the approval of Proposal #5.

How are votes counted?
You may vote 'FOR', 'AGAINST' or 'ABSTAIN' on each proposal. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any proposal other than the election of directors or the approval of executive compensation, it has the same effect as a vote against the proposal. An abstention will not have any effect on the outcome of the election of directors or on the approval of executive compensation. If you sign and submit a proxy card without voting instructions, your shares will be voted 'FOR' each director nominee, and 'FOR' or 'AGAINST' any other proposal as recommended by the board.
What is a broker non-vote?
If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on 'routine' matters, such as Proposal #2, but not on 'non-routine' proposals, such as Proposals #1, #3, #4, and #5. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a 'broker non-vote'. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy and entitled to vote for the purpose of determining whether our shareholders have approved that matter.
How does the board recommend that I vote?
Fastenal's board recommends that you vote your shares:
•'FOR' each of the nominees to the board named in this proxy statement;
•'FOR' the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024;
•'FOR' the adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers;
•'FOR' the approval of an amendment to our Restated Articles of Incorporation to delete Article VI regarding supermajority approval of business combinations with certain interested parties; and
•'AGAINST' the adoption of the shareholder proposal, if properly presented at the meeting.
How do I vote my shares without attending the annual meeting?
Registered Shareholders
If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:
•By telephone: (1) on a touch-tone telephone call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 24, 2024, (2) have your proxy card available, and (3) follow the instructions provided;
•Over the internet: (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 24, 2024, (2) have your proxy card available, and (3) follow the instructions provided; or
•By mail: (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing the proxy card in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.
Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.
Shares Held in Street Name
If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.

Shares Held in the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan ('401(k) plan')
If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. The trustee will vote shares for which no directions have been timely received, and shares not credited to any participant's account, in proportion to votes cast by participants who have timely responded.
How do I vote my shares in person at the annual meeting?
If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain and bring to the annual meeting a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting and you must follow the instructions provided by your broker for any shares held in street name to be able to participate and vote at the annual meeting. We encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you are a registered shareholder who wishes to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy's authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.
How do I change my vote?
If you are a registered shareholder, you may revoke your proxy prior to the annual meeting by mailing a later dated proxy or by submitting a subsequent proxy by telephone or over the internet at any time before the applicable deadline noted above. Attendance at the meeting itself will not revoke a previously granted proxy unless written notice of the revocation or subsequent proxy is revoked as described in the previous sentence or, by delivering to an officer of Fastenal a written notice of termination of the proxy's authority at any time prior to the meeting. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.
* * * * * * * * * *

PROPOSAL #1—ELECTION OF DIRECTORS
Nominees and Required Vote
Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than five nor more than twelve directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. The board currently consists of eleven members. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders' meeting and will hold office for the term for which he or she was elected and until a successor is elected and qualified.
Each of the nominees named below is a current director of Fastenal and has indicated a willingness to be named in this proxy statement and to serve as a director for the ensuing year. Each of the nominees has been previously elected by our shareholders, with the exception of Irene A. Quarshie, who was appointed as director by our board of directors effective June 9, 2023. Ms. Quarshie was recommended for consideration to join the board by a third party search firm. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the eleven nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.
The following table sets forth certain information as to each director standing for election at the annual meeting.

						Committee Memberships
Name	Age	Director Since	Principal Occupation	Board	Independent	Audit	Comp- ensation (1)	Nominating and Corporate Governance (2)
Scott A. Satterlee	55	2009	Retired President of North America Surface Transportation Division, C.H. Robinson Worldwide, Inc.	Chair	X
Michael J. Ancius	59	2009	Vice President and Chief Financial Officer, A.L.M. Holding Company	X	X	Chair	X
Stephen L. Eastman	59	2015	President of the Aftermarket, Parts, Garments, and Accessories Division, Polaris Inc.	X	X		X	Chair
Daniel L. Florness	60	2016	President and Chief Executive Officer of Fastenal Company	X
Rita J. Heise	67	2012	Self-Employed Business Consultant, Retired Corporate Vice President and Chief Information Officer, Cargill, Incorporated	X	X		Chair	X
Hsenghung Sam Hsu	54	2020	Executive Vice President of Strategic Planning, Ecolab Inc.	X	X	X		X
Daniel L. Johnson	60	2016	Chief Executive Officer, M.A. Mortenson Company	X	X		X	X
Nicholas J. Lundquist	66	2019	Retired Senior Executive Vice President - Operations of Fastenal Company	X
Sarah N. Nielsen	50	2021	Chief Financial Officer of First Citizens Bank	X	X	X	X
Irene A. Quarshie	47	2023	Senior Vice President of Global Supply Chain and Logistics for Target Corporation	X	X	X		X
Reyne K. Wisecup	61	2000	Retired Senior Executive Vice President - Human Resources of Fastenal Company	X
Number of 2023 meetings				4	4	6	5	4
(1)    On February 7, 2024, the composition of our compensation committee changed. Throughout 2023 and until February 7, 2024, the members were Ms. Heise (Chair), Mr. Ancius, Mr. Eastman, and Mr. Johnson.
(2)    On February 7, 2024, the composition of our nominating and corporate governance committee changed. Throughout 2023 and until February 7, 2024, the members were Mr. Eastman (Chair), Ms. Heise, Mr. Hsu, and Mr. Johnson.

Director Qualifications
Fastenal's board of directors is comprised of a diverse group of individuals of varying backgrounds and experiences. Our directors who are current or former members of management bring important internal insights and perspective developed during their years of experience in operations and administration at the company. They provide direct-line feedback for the people-centered culture that has played a major role in the company's success. Our independent directors contribute a variety of expertise derived from their backgrounds in the areas of entrepreneurial leadership, strategic planning, multi-location sales and marketing, manufacturing, distribution, logistics, supply chain, commercial construction, international market development, information technology, publicly-held company reporting, professional administration, investor relations, risk management, and accounting.
The board believes each of the nominees possesses the experience, skills, and attributes to serve on the company's board of directors, and collectively contribute to its ongoing success.
Mr. Scott A. Satterlee serves as chair of the board. He retired in January 2016 as president of the North America Surface Transportation Division of C.H. Robinson Worldwide, Inc., a position he held since December 2014. He served as a senior vice president of transportation of C.H. Robinson from December 2007 through December 2014, and as a vice president of transportation of C.H. Robinson from early 2002 through December 2007. C.H. Robinson is a publicly-held global provider of transportation and logistics services headquartered in Eden Prairie, Minnesota. As an executive officer of C.H. Robinson, Mr. Satterlee was responsible for a portion of its worldwide operations with duties that included oversight of a decentralized network of offices, each with local and global account relationships. Additionally, Mr. Satterlee helped develop and oversee implementation of network compensation plans for C.H. Robinson, and was accountable for expanding operations into portions of South America, Europe, and Asia. Mr. Satterlee has also served on various non-profit boards in the Rocky Mountain region. He brings multi-location operational, compensation, and international business development experience to the board, all consistent with our company's strategic focus.
Mr. Satterlee attended 100% of the general meetings of the board in 2023.
Mr. Michael J. Ancius has served as the vice president and chief financial officer of A.L.M. Holding Company since January 2018 and he began working for the company in June 2017. A.L.M. is a privately-held construction and energy company headquartered in Onalaska, Wisconsin. From 1997 to June 2017, Mr. Ancius was the director of strategic planning, financing, and taxation of Kwik Trip, Inc., a privately-held multi-location convenience store chain. Prior to 1997, Mr. Ancius was a senior manager with the certified public accounting firm of RSM US LLP for ten years, where he specialized in taxation. His background in strategic planning, board operations, capital markets, capital structures and valuations, insurance risk management, development of compensation strategies, taxation, and financial and accounting matters contributes a unique set of skills to the board. Additionally, his experience with taxation and financial accounting matters, as well as completing a CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors, brings beneficial insight to chair the company's audit committee.
Mr. Ancius attended 100% of the general meetings of the board in 2023, as well as 100% of both the audit and compensation committee meetings in 2023.
Mr. Stephen L. Eastman has served as president of the aftermarket, parts, garments, and accessories (PG&A) division of Polaris Inc., headquartered in Medina, Minnesota, a manufacturer and marketer of recreational vehicles with $8.9 billion in annual revenues, since August 2015. In his capacity as president, he is responsible for leading the global business, strategic direction, product and brand development, supply chain operations, and multi-channel sales and marketing, of the aftermarket, parts, garments, and accessories division. From February 2012 to August 2015, he served as vice president of that same division. He has also led the acquisition and integration of several aftermarket brands. From October 2011 to February 2012, Mr. Eastman worked as an independent business consultant. Prior to October 2011, Mr. Eastman held various managerial positions during a tenure of almost 30 years with Target Corporation, a multi-location and online retailer of consumer products, including president of Target.com from 2008 to October 2011. His background in executive and managerial leadership in multi-location consumer products companies, supply chain strategy, inventory management, eCommerce, and mergers and acquisitions integration provides valuable insight and guidance in these areas to the board. Mr. Eastman also serves on the non-profit board of directors of the Boys and Girls Club of the Twin Cities. Additionally, Mr. Eastman's diverse business background provides the experience to chair the company's nominating and corporate governance committee.
Mr. Eastman attended 100% of the general meetings of the board in 2023, as well as 100% of both the compensation and nominating and corporate governance committee meetings in 2023.

Mr. Daniel L. Florness has served as the company's president and chief executive officer since January 2016. He began his career at Fastenal in 1996 and served as the company's chief financial officer from June 1996 to December 2002, and as an executive vice president and the chief financial officer of the company from December 2002 to December 2015. During his time as chief financial officer, Mr. Florness' experience with the company expanded beyond finance, including leadership of product development and procurement, a portion of our manufacturing division, and, in later years, our national accounts business. In his role as president and chief executive officer, Mr. Florness provides the board with critical input on the development and implementation of high level strategies for the company and on the overall operations and resources of the company. In addition, his long prior tenure as chief financial officer makes Mr. Florness uniquely situated to provide the board with in-depth insight into the company's financial planning, internal controls, and regulatory compliance. Mr. Florness also serves on the board of directors of H.B. Fuller, a publicly-held company in the global adhesives market and is on the board of trustees of Bellin Gundersen Health System, Inc., an integrated health care system primarily located in Wisconsin, as well as Upper Michigan, northeastern Iowa, and southeastern Minnesota. Additionally, he has served on the boards of various community organizations.
Mr. Florness attended 100% of the general meetings of the board in 2023.
Ms. Rita J. Heise retired in December 2011 as corporate vice president and chief information officer of Cargill, Incorporated, an international producer and marketer of food, agricultural, financial and industrial products and services, and one of the largest privately-owned companies in the world headquartered in Wayzata, Minnesota. In her capacity as the chief information officer, she was responsible for Cargill's information technology worldwide. While at Cargill, she also served as a platform leader providing executive leadership for the agriculture horizon, animal nutrition, and salt/de-icing businesses and was a member of the business transformation and process improvement leadership teams. Prior to joining Cargill, Ms. Heise was the chief information officer for the aerospace business of Honeywell International Inc. and for Honeywell's Europe, Middle East, and Africa operations. During her 25 years at Honeywell, she worked on business integrations, process improvement teams, and mergers and acquisitions; led various information technology assignments; and held positions in supply chain, operations, customer service, and distribution. Ms. Heise previously served on the board of Blue Cross Blue Shield of Minnesota (BCBSMN), a non-profit health services company, where she also served as chair of the board. She previously served on the board of Adventium Labs, a privately-held systems engineering and cyber security company, and Curtiss Wright Corporation, a publicly-held engineering company specializing in providing high-tech, critical-function products, systems, and services to the commercial, industrial, defense and power markets. Her information technology background, combined with a diverse operations background, offers the board valuable insight on ways for Fastenal to maximize the use of advancing technologies in marketing, operations, and distribution, and to effectively manage cyber security risks. Additionally, Ms. Heise's diverse business background provides the experience to chair the company's compensation committee.
Ms. Heise attended 100% of the general meetings of the board in 2023, as well as 100% of both the compensation and nominating and corporate governance committee meetings in 2023.
Mr. Hsenghung Sam Hsu is executive vice president of strategic planning for Ecolab Inc., a global leader in water, hygiene, and infection prevention solutions and services, headquartered in St. Paul, Minnesota, where he has led corporate strategy and various business initiatives since January 2016. He has held various other positions with Ecolab since 1996, including as executive vice president/senior vice president, global services business sector from 2012 to January 2016. Prior to his service with Ecolab, Mr. Hsu was employed with Merrill Lynch Asset Management and the Ministry of Health in Taiwan, where he was born. His background in global business management, strategic planning, corporate governance, finance, treasury and capital markets, business-to-business sales and marketing, mergers and acquisitions, digital transformation, developing high-performing teams, new business developments, and environmental, social, and governance (ESG) thought leadership, provides valuable insight and guidance in these areas to the board. Mr. Hsu previously served as chair of the board of directors for the Children’s Theatre Company in Minneapolis, served on the board of directors for the American Composers Forum, served as chair on the Food, Agriculture and Beverage committee for the American Chamber of Commerce in Shanghai, served on the board of directors of the Chinese Institute of Food Science and Technology, and was executive director of the board for the China Health Inspection Association.
Mr. Hsu attended 100% of the general meetings of the board in 2023, as well as 100% of the audit and nominating and corporate governance committee meetings in 2023.

Mr. Daniel L. Johnson is chief executive officer of M. A. Mortenson Company, a family-owned commercial, energy, and infrastructure construction company that provides construction-related contracting, development, and program management services throughout North America, and is headquartered in Minneapolis, Minnesota. Mortenson employs more than 6,000 team members and generates in excess of $5.0 billion of annual revenues. Before assuming his current role as chief executive officer in January 2017, Mr. Johnson served as president of Mortenson from January 2015 to December 2016 and as chief operating officer of Mortenson from 2008 to December 2014. Prior to that, he held various leadership and managerial positions with Mortenson since joining that company in 1986. Non-residential construction customers have historically represented a meaningful portion of Fastenal's sales, and Mr. Johnson's background in executive and managerial leadership of a major construction company provides the board with valuable insight into and guidance regarding this important sector of Fastenal's business. Mr. Johnson also serves on several non-profit and industry boards including the Greater MSP, the ACE Mentor Program, the North Dakota State University College of Engineering, and the Construction Industry Round Table.
Mr. Johnson attended 100% of the general meetings of the board in 2023, as well as 100% of both the compensation and nominating and corporate governance committee meetings in 2023.
Mr. Nicholas J. Lundquist served as the company’s senior executive vice president – operations from December 2016 through January 2020, when he retired from that position. He began his business career with Fastenal in March 1979, serving in various distribution and sales leadership roles of increasing responsibility until being promoted to executive vice president and chief operating officer in December 2002, a position he held until November 2007. He served as one of the company's executive vice presidents – sales from November 2007 through July 2012 and as the company's executive vice president – operations from July 2012 through December 2016. Mr. Lundquist’s professional career grew from within Fastenal as he successfully worked, managed, and provided leadership to many of the departments and disciplines integral to the company's growth and financial success. Mr. Lundquist’s varied experience with the company, including his long tenure in senior sales and operational management roles, gives the board deeper insight into the company’s people centered culture, as well as its sales channels, distribution operations, product and supplier development, and supply chain. His career path epitomizes the company's ‘promote from within’ philosophy which is a cornerstone of Fastenal's culture.
Mr. Lundquist attended 100% of the general meetings of the board in 2023.
Ms. Sarah N. Nielsen is currently the chief financial officer of First Citizens Bank, a locally-owned community bank in Mason City, Iowa, serving in this capacity since November 2017. From November 2005 to May 2017, she served as vice president and chief financial officer of Winnebago Industries, Inc., a publicly-held leading U.S. manufacturer of outdoor lifestyle experiences including motorhomes, travel trailers, fifth wheels, and boats under the Winnebago, Grand Design, Chris-Craft, and Newmar brands. During her tenure with Winnebago, she led the due diligence and financing efforts that resulted in the strategic acquisition of Grand Design RV, developed long term strategies surrounding post-retirement healthcare benefits, implemented a strategic sourcing and procurement program, and was involved with the management and oversight of certain divisions within this organization. From 1995 through 2005, she was employed with Deloitte & Touche LLP, achieving the role of senior audit manager. Her background in financial management and reporting, strategic planning, sourcing, and public company board governance provides valuable insight and guidance in these areas to the board. Ms. Nielsen currently serves as the chair-elect and executive committee member of the board of directors for the Clear Lake Area Chamber of Commerce, a non-profit organization, which she joined in 2018. She served on the audit committee of the board of directors for the Recreation Vehicle Industry Association, a national trade association, from 2014 through 2017.
Ms. Nielsen attended 100% of the general meetings of the board in 2023, as well as 100% of the audit committee meetings in 2023.
Ms. Irene A. Quarshie has served as the Senior Vice President of Global Supply Chain and Logistics for Target Corporation since March 2022. Target Corporation is a Fortune 50, multi-category retailer with locations in all 50 U.S. states and the District of Columbia, with headquarters in Minneapolis, Minnesota. Her prior positions and roles with Target consisted of serving as Vice President of Global Supply Chain and Logistics from January 2018 to February 2022, Vice President of Product Quality and Responsible Sourcing from 2014 to 2018, Director of Government Affairs from 2011 to 2014, Senior Group Manager of Corporate Risk and Responsibility from 2009 to 2011, and various managerial positions from 2005 to 2009. Prior to joining Target, Ms. Quarshie served as a consultant with the global management consulting services firm of Booz Allen Hamilton from 2001 to 2005. Her background in global supply chain issues provides valuable insight and guidance in these areas to the board. Ms. Quarshie currently serves as an audit committee member of the board of directors for the Executive Leadership Council, a non-profit organization, which she joined in 2018. Ms. Quarshie previously served as an executive committee member of the board of directors for the Guthrie Theatre, a non-profit organization, from 2019 to 2023. She previously served as an advisory board member of the board of directors for Inspectorio, a privately held company, from 2015 to 2019. She previously served as the chair of the executive committee of the board of directors for the YWCA of Minneapolis, MN, a non-profit organization, from 2012 to 2018.

Ms. Quarshie attended 100% of the general meetings of the board in 2023, as well as 100% of the audit committee meetings in 2023, that were held during her term of service on the board.
Ms. Reyne K. Wisecup served as the company's senior executive vice president – human resources from December 2016 through February 2023, when she retired from that position. She began her career with Fastenal in 1988 and served in various operational and administrative areas through 1997, when she was named director of human resources. In April 2002, she was promoted to vice president of employee development, and in November 2007, was named the company's executive vice president – human resources serving in that position through December 2016. In her capacity as senior executive vice president – human resources, Ms. Wisecup managed the company's human resources department which included human relations, payroll, benefits, diversity and compliance, general insurance, legal, and the Fastenal School of Business. Because we credit much of our success to our 'people centered' decentralized structure, relying upon the entrepreneurial motivation and creative energy of our employees, Ms. Wisecup provides helpful insights and knowledge of the company's policies and human resources departments based upon her tenured background, which aids the board in shaping employee relations. Her career path also epitomizes the 'promote from within' philosophy.
Ms. Wisecup attended 100% of the general meetings of the board in 2023.
None of the above nominees is related to any other nominee or to any of our executive officers.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
THE ELECTION OF EACH OF THE ABOVE NOMINEES
* * * * * * * * * *
CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
Director Independence
Our board of directors has determined that none of Mr. Satterlee, Mr. Ancius, Mr. Eastman, Ms. Heise, Mr. Hsu, Mr. Johnson, Ms. Nielsen, or Ms. Quarshie has any relationships that would interfere with the exercise by such person of independent judgment in the carrying out of his or her responsibilities as a director and that each such individual is an independent director under the listing standards of the Nasdaq Stock Market (herein referred to as 'independent directors'). The independent directors constitute a majority of our board of directors and a majority of the nominees for the office of director. In making the board's independence determination, the members of the board were aware of and considered various transactions between Fastenal and companies in or with respect to which certain of our directors have equity interests or serve as directors, officers, or employees. Those transactions consisted of the purchase of products by such companies from Fastenal in the ordinary course of business and on terms available to comparable unrelated customers in similar circumstances, and the purchase by Fastenal of products or services from such companies in the ordinary course of business on terms negotiated on an arm's-length basis. None of our directors were directly involved with any of these transactions.
Board Diversity Matrix (as of February 1, 2024)
The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions.

Total Number of Directors	11
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	4	7	—	—
Part II: Demographic Background
African American or Black (not of Hispanic or Latinx origin)	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Middle Eastern or North African	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White (not of Hispanic or Latinx origin)	3	6	—	—
Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—
Did Not Disclose Demographic Background	—

Board Diversity Matrix (as of February 1, 2023)
The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions.

Total Number of Directors	10
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	7	—	—
Part II: Demographic Background
African American or Black (not of Hispanic or Latinx origin)	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Middle Eastern or North African	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White (not of Hispanic or Latinx origin)	3	6	—	—
Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—
Did Not Disclose Demographic Background	—
Board Leadership Structure and Committee Membership
Our corporate governance guidelines provide that the board shall determine the leadership structure of the board from time to time and that the board shall choose its chair based upon the board's view of what is in the best interest of the company at any given point in time, based on the recommendation of the nominating and corporate governance committee.
Mr. Satterlee has been the chair of the board of the company since April 2021. He has served as a director of the company for more than a decade and has high level executive experience gained as a former executive at C.H. Robinson.
As chair, Mr. Satterlee is the primary liaison between senior management and the independent directors and provides strategic input and leadership to our executive officers. With input from the other board members, committee chairs, and management, he develops the agenda for board meetings, sets board meeting schedules, and presides over meetings of the board. As the company's chair and board member for fifteen years, Mr. Satterlee combines a detailed and in-depth knowledge of the company's day-to-day operations with an ability to identify strategic priorities essential to the future success of the company and effectively execute the company's strategic plans.
Mr. Satterlee leads the executive sessions of the independent directors focused on a spontaneous agenda developed by directors to address the most critical issues. His role is to help assure that those sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to the company, including evaluating the performance and effectiveness of members of management.
While the roles of chair and chief executive officer are currently separated, the board does not have a policy on whether or not the role of the chair and chief executive officer should be separate or combined and, if it is to be separate, whether the chair should be selected from the non-employee directors or be an executive officer. The board believes that the current separation between the role of chair and chief executive officer allows Mr. Florness to focus on the company's operations, while ensuring appropriate independent board leadership over governance matters. Our corporate governance guidelines provide that in the event that the chair of the board is not an independent director, the board should elect a 'lead independent director,' who will have the responsibility to schedule and prepare agendas for meetings of the non-employee directors. The lead independent director will communicate with the chief executive officer, disseminate information to the rest of the board in a timely manner and raise issues with management on behalf of the non-employee directors when appropriate.
During 2023, we had three standing board committees, consisting of an audit committee, a compensation committee, and a nominating and corporate governance committee. The members of these committees during 2023, and the number of meetings held by the full board, by the independent members of the board, and by each committee during 2023, are detailed in the table under 'Nominees and Required Vote' above. Each incumbent director attended all meetings in 2023 of the board and the various committees on which he or she served that were held during his or her term of service on the board.

Board Oversight of Risk
The board of directors recognizes that, although risk management is a primary responsibility of the company's management, the board plays a critical role in oversight of risk. The board, in order to more specifically carry out this responsibility, has assigned the audit committee the primary duty to periodically review the company's policies and practices with respect to risk assessment and risk management, including discussing with management the company's major risk exposures and the steps that have been taken to monitor and control those exposures. Those risks include company risks, such as cyber security incidents, and industry and general economic risks, such as risks related to the impact of trade policies on our supply chain, all as further identified in our annual report. The compensation committee has been assigned the duty to assess the impact of the company's compensation programs on risk and recommend to the board of directors the adoption of any policies deemed necessary or advisable in order to mitigate compensation- and human capital management-related risks, including administration of our compensation and recovery policy as further described below. Information on the compensation committee's involvement in risk assessment and management as it relates to compensation programs is provided below under 'Executive Compensation-Compensation Discussion and Analysis.' The nominating and corporate governance committee has been assigned the duty of overseeing our insider trading policy. Each committee reports to the board ensuring the board's full involvement in carrying out its responsibility for risk management and to ensure that risks are appropriately identified, measured, monitored, and addressed.
The board's oversight role in this area has not affected its leadership structure, largely because of the level of direct communication between various members of senior management and the board and its committees. Our corporate governance guidelines include the provisions described above relating to the board's oversight of risk management.
Environmental, Social, and Governance Matters
Fastenal has always been committed to understanding and exceeding the expectations of our employees, customers, suppliers, and shareholders. We believe we have also had significant and favorable financial and social impacts over time on the communities in which we operate. As stakeholder expectations change and evolve, including around environmental, social, and governance (ESG) matters, we are committed to changing and evolving with them. We have a strong foundation upon which to do so, including investing in infrastructure and innovation, trusting and empowering our employees, supporting local communities in which our employees work and live, embracing a frugal approach to our own resource use, and providing products and services to our customers designed specifically to reduce resource consumption throughout their supply chains.
Governance
Fastenal's board of directors is composed of a diverse group of individuals with varying backgrounds and experiences. This group is responsible for the oversight of enterprise risk, including ESG matters, and receives leadership and guidance on these topics from the committees of the board. Eight of our 11 directors are independent, including the chair of the board, which helps to broaden our perspective and deepen our understanding of ESG issues. Among the board's priorities are corporate responsibility, human capital management, and sustainability. The topic of ESG, including climate-related issues, is on the meeting agenda a minimum of twice per year.
Board composition and governance highlights:
•Our roles of board chair and CEO are separated;
•Our board chair is independent;
•Eight of our 11 directors are independent;
•Five of our 11 directors are diverse, including one who identifies as Asian, one who identifies as African American or Black, and four who identify as female;
•The board has three committees: audit, compensation, and nominating and corporate governance. The charters of each of these committees can be viewed on Fastenal's investor website;
•All committees of our board are composed exclusively of independent directors;
•Director participation in board and committee meetings was 100% for each incumbent director in 2023;
•We have a 'Rooney Rule' provision, as discussed in the 'Director Nomination Process' below, to assure stakeholders of our commitment to including diverse candidates when considering candidates for our board of directors;
•Our company has stock ownership guidelines (detailed later in this document) requiring each non-employee director and each officer subject to Section 16 reporting requirements to achieve a specific equity ownership level;
•A full slate of director nominees is submitted to shareholders annually and elected using a majority voting standard;
•We have one class of shares; and

•Our corporate governance guidelines provide that the maximum number of employees or former employees serving on the board will not exceed thirty percent of the total number of directors on the board, which limitation may be waived by the board. Employee directors that terminate their service as an employee of the company may continue to serve as a director for up to five years after termination as an employee of the company.
Fastenal's board of directors serves as a prudent fiduciary for shareholders and oversees management of our business and resources. On matters of enterprise risk, including financial, operational, competitive, compliance, cyber security, reputational, and ESG matters, the full board has oversight responsibility and receives leadership and guidance on these topics from the audit, compensation, and nominating and corporate governance committees. This includes steps to monitor, manage, and mitigate such risks. Our standing committees support the board by addressing specific matters involving enterprise risk that relate to their respective areas of oversight.
The full board has assigned the nominating and corporate governance committee the primary duty to oversee corporate governance matters subject to board oversight, and sets high standards for our employees, officers, and directors. Among its priorities are corporate responsibility, human capital management, and sustainability. We have a strong commitment to being an ethical and responsible company acting with integrity and respect for each other, our customers and suppliers, our communities, and the environment.
Environmental
Fastenal's value proposition is to reduce the total consumption of resources in our customers' supply chain. We believe our business model directly contributes to, among other things, improved environmental efficiency and resiliency in global supply chains. To engage with Fastenal is to utilize Sustainable Solutions including environmental solutions featuring products, services, and systems to reduce consumption and waste; social solutions to improve workplace safety, supply chain diversity, and sourcing ethics; as well as governance solutions leveraging systems and reporting to improve supply chain transparency and regulatory compliance.
We have taken, and plan to continue to take, steps to reduce our own environmental footprint. We continue to work towards developing a plan to reach net zero emissions by 2050. In support of this objective, below are a few highlights:
•In late 2022, we completed a materiality assessment to define and prioritize key ESG issues impacting us and our stakeholders. This was used to further enhance our goal-setting, initiatives, and disclosure. We continued to document and assess scope 1 and scope 2 emissions, which was again documented in our annual CDP (formerly the Carbon Disclosure Project) filing.
•During 2023, we prioritized defining our ESG vision, pillars, and strategic objectives based on the topics we identified as most significant. We also conducted a scope 3 materiality assessment with a Big 4 accounting firm to gain insight into our scope 3 emissions in an effort to measure a more complete carbon inventory. We plan to apply the output of this work to help us develop objectives to reduce our environmental impact.
•We developed an internal environmental sustainability training that was launched in 2022, with over 9,000 training sessions completed in 2023. This training will help position our employees across the organization to learn and understand how they can be better environmental stewards for our business and the communities they serve.
•In 2023, we achieved third-party re-certification for three ISO certifications relative to ESG: ISO/IEC 27001 Information Security Management Systems, ISO 14001 Environmental Management Systems, and ISO 45001 Occupational Health and Safety Management Systems.
•In 2023, we improved our Business Sustainability score from EcoVadis, an organization on which many of our customers rely, and from which we are now designated as having a silver medal.
•We were awarded the 2023 Sustainability Award from the Business Intelligence Group and were also recognized on Newsweek's list of America's Greenest Companies 2024.
•We continue to practice environmental stewardship through responsible use of materials and consumption of energy through the Energy Star Portfolio Manager Partnership. This partnership helps our facilities monitor and reduce energy, fuel, and materials through a comprehensive strategic management approach.
•Our focus continues to be finding innovative ways to reduce, reuse, and recycle materials such as pallets, plastics, and metal products, as well as cardboard throughout our largest facilities. In 2023, we entered into a scrap supply agreement with Trex Company, Inc. allowing us to ship our used polyethylene film from our distribution centers, branches, and Onsites directly to Trex to be used in the manufacturing of their composite decking products.

•We are operating in Building Research Establishment Environmental Assessment Method (BREEAM)-certified facilities in the Netherlands and Czech Republic and have two buildings equipped with solar power technology. In addition, four of our locations were certified as Energy Star buildings in 2023: our Salt Lake City, Utah distribution center outperformed 87% of similar buildings nationwide; our Seattle, Washington distribution center outperformed 86% of similar buildings nationwide; our Jackson, Mississippi distribution center outperformed 75% of similar buildings nationwide; and our Winona, Minnesota home office outperformed 77% of similar buildings nationwide.
•To improve the efficiency of our fleet we continued to participate in the EPA's SmartWay program in 2023, which helps companies advance supply chain sustainability by measuring, benchmarking, and improving freight transportation efficiency. We also continued to utilize and pilot fully electric yard tractors, box trucks, and Ford E-Transits in 2023 to explore the capabilities of electric technology in our traditional vehicle fleet.
•We joined the Sustainable Packaging Coalition, which establishes a collaborative setting to advance and strengthen the case for more sustainable packaging.
Social
We believe in the unique humanness of people, and that no one group has a monopoly on talent or desire. We believe everyone has the ability to learn, change, and contribute to the success of our organization and, by extension, our society. We believe our greatest social impact begins with the 23,000-plus members of the Blue Team. We seek people that embody our cultural values of Ambition, Integrity, Innovation, and Teamwork, ask them to join, and work to give them a reason to stay. We provide training so people can improve their skills and increase their value. We trust people to take risks and make independent decisions in an entrepreneurial environment to build confidence. We most greatly value our own talent, and reward success by passionately promoting from within. Through these beliefs, we empower our human capital.
Achieving these goals includes a commitment to developing a diverse workforce and inclusive relationships in all of our endeavors. This forms the foundation to compete within the global business environment and provide our employees with expanded and enhanced opportunities throughout the world. To further this, our processes for hiring, promoting, and compensating are by design simple, visible, objective and regularly reviewed for effectiveness. This has produced considerable growth in recent years in the diversity of our workforce, statistics for which can be found in letters posted annually by our CEO and Executive Vice President of Human Resources to the Sustainability page on our website.
Our impact on the communities in which we operate derives from being a 'local' supply chain partner, where our customers, our operations, and our employees are part of the fabric. The greatest contribution we believe we can make is to serve our customers and create opportunities for our employees within these communities. Our employees are subject to our company Standards of Conduct, and we expect them to hold themselves to a high ethical standard. We challenge our employees to develop themselves, and just as critically, develop their teams, and promote talented individuals from within. We also ask them to operate with a frugal mindset of 'if I don't waste something today, we will have more resources to solve a problem tomorrow'. We believe these principles of trust, empowerment, and professional development foster a civic-mindedness that benefits the communities in which our people live. This manifests through community engagement programs, such as our estimated 2024 budget of $3.6 million that helps support local communities and the administration of the BK5K Youth charitable runs, a National Blue Team Blood Drive program in collaboration with the American Red Cross and other blood supply companies, and our employee athletic uniform program Blue Team Sports, as well as in the myriad donations of time and resources committed privately by our employees.
Our employee-centric culture is more than just a process. It is how we support each other. The Fastenal School of Business provided approximately 874,000 training sessions in 2023 on subjects ranging from computer cyber security to safety protocols to product knowledge to sales to leadership, providing each employee the opportunity for self-improvement. We ensure a safe workplace, with the Experience Modification Rate (EMR), a widely tracked workplace health and safety measure. Our EMR benchmark is 51% better than that of similar companies in our industry, indicating below-average workplace health and safety risks. We support best practices outside of our company with our Supplier Diversity Program, a program designed to facilitate purchases with small and/or diverse businesses by creating close, long-term relationships that strengthen our supply chain, and with a Supply Chain Compliance team that engages directly with global suppliers to ensure ethical business and labor practices.
Reporting
We have invested time and resources in developing an ESG reporting structure that informs investors and provides value to the company. We have chosen to align with several standards including the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), Task Force on Climate-related Financial Disclosures (TCFD), and have identified several United Nations Sustainable Development Goals (SDGs) that we feel we can impact. Each year we endeavor to favorably impact our scores and corporate ratings from Institutional Shareholder Services (ISS), EcoVadis, and CDP, and in 2023 we achieved this with ISS and EcoVadis. During 2023, we published our inaugural 2022 ESG report in January and our 2023 ESG report in July. We look forward to publishing annual ESG reports in the future.

Other Board and Corporate Governance Matters
Communications with the Board
All interested parties, including our shareholders, may contact our board of directors or a particular director by e-mail addressed to bod@fastenal.com, or writing to the board or a particular director in care of the executive assistant to the board at the mailing address of the company as set forth on the company's website. Registered or beneficial owners of our common stock should identify themselves in their e-mails as shareholders of the company. The executive assistant to our board of directors periodically reviews such e-mails, consults with the chair of the board, and then refers any appropriate communication to the applicable board member. The executive assistant will not forward communications received which are unrelated to the duties and responsibilities of our board of directors. The director to whom a communication is referred will determine, in consultation with company counsel if necessary, whether a copy or summary of the communication will be provided to the other directors. In consultation with company counsel if necessary, the board will respond to communications if and as appropriate.
Board Attendance at Annual Meeting
While we have no formal policy regarding attendance by directors at our annual meeting, our directors are expected to attend this meeting. Each individual serving as director of the company at that time attended our 2023 annual meeting.
CEO Succession Matters
Our compensation committee reviews and discusses with our board of directors succession plans for the chief executive officer and our other executive officers. The company has historically utilized a philosophy of 'promoting from within' our organization from a diverse selection of qualified internal candidates and will continue to promote a diverse pipeline for executive management, viewing continuity in culture and experience with our organization as paramount considerations when evaluating potential senior leadership. Any such internal search may or may not include female and racially and/or ethnically diverse candidates, depending on whether any such candidates meet the paramount considerations set forth above at the time the opportunity is available. However, should the board of directors decide to seek or engage a third-party search firm to solicit a chief executive officer from outside the company, any initial list of outside chief executive officer candidates would include female and racially and/or ethnically diverse candidates.
Anti-hedging Policies
Our directors and Section 16 officers are prohibited from hedging our stock, either directly or indirectly. Prohibited transactions include the purchase by a director or Section 16 officer of financial instruments, including without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any of our securities.
Securities Trading Policy
We have adopted a securities trading policy governing the purchase, sale, and other disposition of our securities by directors, officers, employees and certain other covered persons. The policy is designed to promote compliance with insider trading laws, rules, and regulations, as well as applicable listing standards.
Membership on Other Boards
As set forth in our corporate governance guidelines, a director must advise the chair of the board of such director's intent to serve on the board of another public company. No director may serve on more than two public company boards, including the company's board, without the prior approval of the board.
Audit Committee
Our audit committee currently consists of four directors, each of whom is an independent director. Our board of directors has determined that Mr. Ancius, Mr. Hsu, and Ms. Nielsen are 'audit committee financial experts' under the rules of the SEC.
The audit committee is responsible for overseeing our management and independent registered public accounting firm as to corporate accounting, financial reporting, internal controls, audit matters, and corporate risk management, and has the authority to:
•Select, evaluate, compensate, and replace our independent registered public accounting firm;
•Pre-approve services to be provided by our independent registered public accounting firm;
•Review and discuss with our management and independent registered public accounting firm our interim and audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;
•Discuss with our management earnings press releases and other published financial information or guidance;

•Review and discuss with management our major risk exposures, including, without limitation, corporate and information security risks, and the steps that management has taken to monitor and control such exposures;
•Monitor the activities and performance of our internal auditors and our independent registered public accounting firm;
•Monitor the independence of our independent registered public accounting firm;
•Oversee our internal compliance programs;
•Review related person transactions for potential conflict-of-interest situations in accordance with our Related Person Transaction Approval Policy;
•Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters; and
•Prepare a report of the audit committee as required by the rules of the SEC to be included in Fastenal's annual proxy statement.
Our audit committee operates under a written charter originally adopted by our board of directors in June 2000 and most recently amended in January 2024. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Governance page of the Investor Relations section of our website at www.fastenal.com.
Related Person Transaction Approval Policy
In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out our policies and procedures for the review, approval, or ratification of 'related person transactions'. For these purposes, a 'related person' is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy is reviewed periodically to determine if any amendments are needed.
This policy applies to any financial transaction, arrangement, or relationship or any series of similar financial transactions, arrangements, or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:
•Payment of compensation by Fastenal to a related person for the related person's service in the capacity or capacities that give rise to the person's status as a 'related person';
•Transactions available to all employees or all shareholders on the same terms;
•Purchases of products from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal's filings with the SEC; and
•Transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.
Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment, or rescission. The chair of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chair must be reported to our audit committee at its next regularly scheduled meeting.
Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:
•Whether the terms are fair to Fastenal;
•Whether the transaction is material to Fastenal;
•The role the related person has played in arranging the related person transaction;
•The structure of the related person transaction; and
•The interests of all related persons in the related person transaction.
Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.
Transactions with Related Persons
There were no related person transactions during 2023 required to be reported in this proxy statement.

Compensation Committee
Our compensation committee was appointed by our board of directors to discharge the board's responsibilities relating to compensation of Fastenal's executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee currently consists of five directors, each of whom qualifies as an independent director.
Our compensation committee has the authority to:
•Evaluate our chief executive officer's performance, and determine and approve all elements of our chief executive officer's compensation;
•Review the evaluations of the performance of our other executive officers, and approve all elements of their compensation;
•Approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;
•Recommend to the board stock ownership guidelines for executive officers and non-employee directors and monitor compliance with guidelines that are established;
•Review and discuss with the board succession plans for the chief executive officer and other executive officers;
•Review our compensation programs for management employees and directors, and make recommendations to our board concerning the adoption or amendment of compensation plans, including equity-based compensation plans;
•Review and approve all changes in Fastenal's benefit plans which could result in material changes in costs or the benefit levels provided;
•Review our compensation policies and practices as they relate to risk management practices and risk-taking incentives, and recommend to the board of directors the adoption of policies to mitigate risks arising from compensation policies and practices;
•Oversee the process by which the company conducts advisory shareholder votes regarding compensation matters;
•Review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal's annual proxy statement;
•Prepare a report of the compensation committee as required by the rules of the SEC to be included in Fastenal's annual proxy statement;
•Review and advise management on diversity and inclusion strategies, programs, and initiatives;
•Administer, enforce, and recommend changes to our Compensation Forfeiture and Recovery Policy, any other policies, plans, or agreements regarding compensation forfeiture or recovery, and any other forfeiture or recovery of compensation required by applicable law or stock exchange listing requirement; and
•Designate and periodically review the peer group(s) used to evaluate or benchmark executive compensation levels and design practices.
Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers (but not his own) and may provide input at the request of the compensation committee on that compensation. However, he may not vote on executive compensation.
Our compensation committee operates under a written charter originally adopted by our board of directors in February 2007, and most recently amended in January 2024. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Governance page of the Investor Relations section of our website at www.fastenal.com.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an officer or employee of Fastenal. During 2023, no executive officer of Fastenal served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had any of its executive officers serving as a member of our board of directors or compensation committee.

Compensation of Our Directors
Our compensation committee makes recommendations regarding director compensation to the full board and the board makes the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, reviewed and approved director compensation for 2023.
In January 2023, the committee chairs received an annual cash retainer of $20,000. Each of our non-employee directors, other than the board chair and Ms. Quarshie, received an annual cash retainer of $100,000. Ms. Quarshie who was elected to the board effective June 9, 2023 received a cash retainer of $50,000 (or 50% of a full year's non-employee director retainer) upon her election. The board chair received an annual cash retainer of $120,000. The Fastenal Company Non-Employee Director Stock Option Plan permits all non-employee directors to elect up to 100% of such annual cash retainer to be paid in stock options. As set forth in the table below, certain non-employee directors made this election for 2023. Mr. Florness, an employee director, received an annual cash retainer of $50,000. Ms. Wisecup, who retired as an employee in February 2023, received a pro-rated annual cash retainer of $125,000, reflecting her partial year of service as an employee director and non-employee director. The annual cash retainer of $20,000 for committee chairs is paid in the form of a lump sum at the beginning of the year. All other annual cash retainers are paid quarterly. Annual stock option grants are made at the beginning of the year.
All non-employee directors, other than the board chair and Ms. Quarshie, received stock options valued at $50,000. Ms. Quarshie who was elected to the board effective June 9, 2023 received $25,000 in cash (or 50% of the value of a full year's non-employee director stock options) upon her election. The board chair received stock options valued at $80,000. Each of our non-employee directors was also entitled to be reimbursed for reasonable expenses incurred by such non-employee director in the performance of his or her services as a director or committee member, including reasonable expenses of attendance at board and committee meetings.

The following table sets forth information with respect to the 2023 compensation paid to each of our directors, in their capacity as directors, other than any of our directors who are named executive officers (as defined below in 'Proposal #3 – An Advisory Vote on a Non-binding Resolution to Approve the Compensation of our Named Executive Officers Disclosed in this Proxy Statement'). The compensation of our named executive officers, in their capacity as directors and executive officers of Fastenal, is set out in the Summary Compensation Table under 'Executive Compensation-Summary of Compensation' later in this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Scott A. Satterlee	120,000	—	80,000	—	—	200,000
Michael J. Ancius	20,000	—	150,000	—	—	170,000
Stephen L. Eastman	80,000	—	90,000	—	—	170,000
Rita J. Heise	20,000	—	150,000	—	—	170,000
Hsenghung Sam Hsu	—	—	150,000	—	—	150,000
Daniel L. Johnson	100,000	—	50,000	—	—	150,000
Nicholas J. Lundquist	100,000	—	50,000	—	—	150,000
Sarah N. Nielsen	50,000	—	100,000	—	—	150,000
Irene A. Quarshie	75,000	—	—	—	—	75,000
Reyne K. Wisecup	125,000	—	—	—	—	125,000
(1)Mr. Ancius, Mr. Eastman, Ms. Heise, Mr. Hsu, and Ms. Nielsen elected to receive all or a portion of their annual cash retainer as stock option awards pursuant to the Fastenal Company Non-Employee Director Stock Option Plan.
(2)The amounts reported in this option awards column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ('FASB') ASC Topic 718 of option awards that our non-employee directors elected to receive during the fiscal year pursuant to the Fastenal Company Non-Employee Director Stock Option Plan in lieu of annual cash retainer payments. The number of shares subject to each option award was determined by dividing (i) the portion of the annual retainer amount that each director would have otherwise received in cash on the grant date of the option by (ii) the Black-Scholes value as of the grant date of each share subject to the option award and rounding down to the nearest whole number. We calculated the grant date fair value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2023 annual report on Form 10-K. As of December 31, 2023, our non-employee directors held outstanding (and unexercised) stock option awards under the Fastenal Company Non-Employee Director Stock Option Plan as follows: Mr. Ancius - 25,036; Mr. Eastman - 14,323; Ms. Heise - 61,123; Mr. Hsu - 32,753; Mr. Johnson - 16,430; Mr. Lundquist - 7,956; Ms. Nielsen - 12,259; Ms. Quarshie - 0; Mr. Satterlee - 56,624; and Ms. Wisecup - 0.
All elements of director compensation remain unchanged for 2024 from those in effect during 2023.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee assists the board in maintaining effective governance of the company by discharging its responsibilities relating to the nomination of board appropriate candidates to serve as directors of the company and provide oversight on corporate governance matters. Our nominating and corporate governance committee consists of five directors, each of whom qualifies as an independent director.
Our nominating and corporate governance committee has the authority to:
•Periodically review the composition, skills, and qualifications of members of the board and recommend any changes to the board in its size or composition;
•Engage in succession planning for the board;
•Identify, evaluate, recruit, and recommend to the board candidates to fill any vacant or newly created board positions, occasionally with the assistance of a third-party advisor or recruitment firm;
•Recommend to the board candidates for election as directors at the annual shareholders meeting;
•Consider any resignations tendered by directors and recommend appropriate action to the board in response;
•Monitor and evaluate the orientation and ongoing training needs of directors;

•Provide opportunities for directors to participate in continuing education programs focused on the responsibilities of members of public company boards of directors;
•Develop procedures for and conduct an annual review of the performance of the board and the nominating and corporate governance committee;
•Annually review and reassess the adequacy of the company's corporate governance guidelines;
•Review and recommend to the board any changes to the company's articles of incorporation and bylaws;
•Review shareholder proposals relating to corporate governance and review the company's response to such proposals with the board;
•Evaluate and make recommendations to the board regarding director independence standards;
•Oversee the company's ESG initiatives, including any ESG policies, practices, and disclosures;
•Review the board committee structure and the composition of the standing committees, and recommend to the board for appointment the directors to serve as members and chairpersons of the standing committees of the board; and
•Review and reassess, on at least an annual basis, the adequacy of its charter.
Our nominating and corporate governance committee operates under a written charter adopted in April 2012 and most recently amended in January 2024. The nominating and corporate governance committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Governance page of the Investor Relations section of our website at www.fastenal.com.
Director Nomination Process
Our corporate governance guidelines provide that the following qualifications, skills, and attributes are necessary for the company's directors:
•Personal integrity;
•Commitment to the stakeholders of our company and concern for our company's success and welfare;
•The ability and willingness to apply sound and independent judgment;
•An awareness of a director's vital part in our good corporate citizenship;
•Time available for meetings and consultation on company matters;
•The commitment to serve as a director for a reasonable period of time; and
•The willingness to assume the fiduciary responsibilities of a director.
In selecting and evaluating director candidates, the nominating and corporate governance committee also considers an individual's business, employment and educational background, leadership experience in business or administrative activities, breadth of knowledge about issues affecting our company, and ability to contribute complementary expertise to board or committee activities.
Under our corporate governance guidelines, the board has an 'age-limitation' policy relating to service on the board. The policy provides that no person can be nominated by the board for election by the shareholders of the company to the board, or appointed by the directors of the company to fill any vacancy on the board, during any year if such person is 72 years of age or older on January 1st of such year provided that this 'age-limitation' may be waived by the board under certain circumstances.
When selecting and evaluating director nominees, our board seeks a diversity of perspectives, backgrounds, and experience. The nominating and corporate governance committee is mindful of the board's view in this regard in discharging its responsibilities. At the conclusion of each search, the committee evaluates the effectiveness of its process in identifying and recommending candidates to the board.
If, after consultation with the full board and members of management to determine the needs of the company for new directors, the nominating and corporate governance committee decides to recommend the addition of one or more directors, or if a vacancy occurs on the board that the nominating and corporate governance committee determines should be filled, the process described below will be followed by the nominating and corporate governance committee:
•With input from the chair of the board, it will initiate the search for director candidates;
•Identify an initial slate of candidates for consideration which shall include female and racially and/or ethnically diverse candidates (and any third party search firms requested to furnish an initial slate will be asked to include such candidates), which is known as the 'Rooney Rule';
•Conduct inquiries into the background and qualifications of identified candidates;
•Determine those candidates who should be interviewed and conduct the interviews;
•Approve a candidate for recommendation to the board; and

•Seek board endorsement of the recommended candidate for election by our shareholders or board appointment of the recommended candidate to fill a vacancy or a newly created board position between shareholder meetings.
Our nominating and corporate governance committee has the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the nominating and corporate governance committee determines necessary to carry out its duties. Fastenal is required to provide appropriate funding, as determined by our nominating and corporate governance committee, for payment of compensation to any search firm or other advisors so employed by the nominating and corporate governance committee.
Our nominating and corporate governance committee will consider qualified director candidates recommended by our shareholders in the event it determines to recommend the addition of directors or in the event of a vacancy on the board that Fastenal is required to fill, or that the nominating and corporate governance committee determines should be filled. Candidates recommended by shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to bod@fastenal.com or by writing to Nominating and Corporate Governance Committee, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing that candidate's name, biographical data, and qualifications. Shareholders may also nominate director candidates directly if they comply with our bylaws. See 'Deadlines for Receipt of Shareholder Proposals and Nominations for the 2025 Annual Meeting' below. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates.
Annual Board and Committee Evaluations
Annual self-evaluations of the board and its committees are completed to assess performance and identify opportunities for improvement. In addition, the nominating and corporate governance committee reviews the composition, skills, and qualifications of the individual members of our board of directors on an annual basis, and reports to the board of directors regarding suggested changes in size or composition of the board of directors and any succession planning for the board.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 (the 'Exchange Act') requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2023, except that a Form 3 filed by Ms. Noelle J. Oas on March 3, 2023 reporting six transactions was delinquent by one day, a Form 4 filed by Mr. Michael J. Ancius on December 4, 2023 reporting one transaction was delinquent by twenty days, and a Form 4 filed by Mr. James C. Jansen on December 11, 2023 reporting two transactions was delinquent by one day.
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PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024. While it is not required to do so, the audit committee is submitting the selection of KPMG LLP for ratification by our shareholders in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024.
A representative of KPMG LLP will attend the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS FASTENAL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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AUDIT AND RELATED MATTERS
Audit Committee Report
As noted earlier, our audit committee oversees the company's financial accounting and reporting processes and systems of internal controls. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal's management and independent registered public accounting firm.

In that regard, our audit committee has reviewed and discussed with both the management of the company and representatives of our independent registered public accounting firm our audited consolidated financial statements for 2023, as well as management's assessment of the effectiveness of our internal controls over financial reporting. Management represented to our audit committee as part of those discussions that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Our audit committee also discussed with our internal auditors and representatives of our independent registered public accounting firm the overall scope and plans for their respective audits. Our audit committee met with the internal auditors and representatives of our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.
Our audit committee further discussed with representatives of our independent registered public accounting firm the matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board's standards and the SEC. Our audit committee also received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the audit committee concerning independence, and discussed with representatives of our independent registered public accounting firm the independence of that firm.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2023 be included in our 2023 annual report on Form 10-K for filing with the SEC.

Michael J. Ancius (Chair)	Hsenghung Sam Hsu	Sarah N. Nielsen	Irene A. Quarshie
Members of the Audit Committee
Audit and Related Fees
In connection with the audit of our 2023 and 2022 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG LLP agreed to perform audit services for us.
The following table presents fees billed, or expected to be billed, by our independent registered public accounting firm for professional services, in the years indicated, by category, as described in the notes to the table.

	2023	2022
Audit fees (1)	$1,019,240	$924,002
Audit-related fees (2)	45,000	40,000
All other fees (3)	10,783	—
Total	$1,075,023	$964,002
(1)Aggregate fees for professional services rendered by our independent registered public accounting firm for the audit of Fastenal's annual consolidated financial statements, audit of internal control over financial reporting, and review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q.
(2)Aggregate fees billed for audit-related services related to our 401(k) plan.
(3)All other fees relate to costs with respect to an online accounting research tool and custom learning portal.
Independence of Principal Accountant
Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm.
Pre-Approval of Services
The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require the pre-approval by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee of audit and non-audit services provided to us by our principal accountant. There is an exception for de minimis non-audit services which may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chair, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the services were pre-approved in accordance with our pre-approval policy, and none of the services provided to us by our independent registered public accounting firm in 2023 or 2022 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.
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PROPOSAL #3 – AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT
Our compensation committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are encouraged to read the Compensation Discussion and Analysis which also discusses how our compensation programs implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of all individuals who served as our chief executive officer or our chief financial officer during any part of 2023, the other three most highly compensated executive officers of Fastenal in 2023 who were serving as executive officers at the end of 2023, and Terry M. Owen, our former Chief Operating Officer, who, but for terminating his employment effective October 31, 2023, would have been one of the three most highly compensated executives for the last fiscal year (collectively, our 'named executive officers') set forth under 'Executive Compensation' below. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our executive officers in 2023 reflects and supports these compensation policies and procedures.
As required pursuant to Section 14A of the Exchange Act, shareholders are being asked to vote on the following resolution:
RESOLVED, the shareholders of Fastenal Company approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2024 Annual Meeting of Shareholders captioned 'Executive Compensation'.
This advisory vote on executive compensation, commonly referred to as a 'say-on-pay' advisory vote, is not binding on our board of directors. However, the board and compensation committee will take into account the results of the vote when determining future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
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EXECUTIVE COMPENSATION
Compensation Committee Report
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee's review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2023 annual report on Form 10-K.

Rita J. Heise (Chair)	Michael J. Ancius	Stephen L. Eastman	Daniel L. Johnson	Sarah N. Nielsen
Members of the Compensation Committee
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides information about the fiscal 2023 compensation programs for our named executive officers, who, in 2023, were:
•Mr. Daniel L. Florness, President and Chief Executive Officer
•Mr. Holden Lewis, Senior Executive Vice President and Chief Financial Officer
•Mr. Charles S. Miller, Senior Executive Vice President - Sales
•Mr. Jeffery M. Watts, Executive Vice President - International Sales (from January 1, 2023 to May 2, 2023) and Chief Sales Officer (from May 3, 2023 to December 31, 2023)
•Mr. John L. Soderberg, Senior Executive Vice President - Information Technology
~~•~~Mr. Terry M. Owen, Senior Executive Vice President - Sales Operations (from January 1, 2023 to May 2, 2023) and Chief Operating Officer (from May 3, 2023 to October 31, 2023, when he resigned)

We believe compensation programs are most effective when they are fair, simple, transparent, designed to motivate employees to take prudent entrepreneurial risk to achieve company goals, and paid as close to the time the goals are achieved as is possible. Our primary objective is to structure compensation so as to ensure that a significant portion is directly tied to achievement of financial and operational goals and other factors that impact shareholder value. Consistent with this philosophy, our compensation program for executive officers incorporates features such as the following:
•Annual base salaries are generally below the market median and are generally unchanged on a yearly basis without good reason to put greater emphasis on incentive pay;
•Quarterly cash incentive opportunities based on growth in pre-tax or net earnings are typically above the market median;
•Long-term incentives are provided annually in the form of stock options with extended (generally five to eight year) vesting periods, and are not limited to senior executives;
•No discounted or reload stock option awards are permitted, and the re-pricing of stock options is prohibited;
•The vesting of stock option awards is accelerated in connection with a change in control only if the awards are neither assumed nor replaced by the surviving entity in the change in control transaction;
•Stock ownership guidelines for our executive officers;
•Retirement and health and welfare plans in which executive officers participate are the same as those generally available to all U.S. employees;
•No perquisites are provided; and
•There are no employment, severance, or change in control agreements with any employees, including executive officers.
Our company pays our named executive officers cash incentive bonuses each quarter if we exceed 100% of pre-tax earnings (and for the chief financial officer, net earnings) for the comparable quarter of the previous year. This cash incentive plan is very clear and simple, in that cash incentive bonuses are paid as a percentage of earnings in excess of the minimum targeted amounts. Our payouts are calculated on a quarterly basis, and the quarterly minimum targets are discussed in greater detail in the section titled 'Quarterly Incentives' below. An additional bonus program was in effect for 2023 and is described under '2023 Incentive Program' below.
The table below sets out certain financial information for the company for each of the past three years and includes our actual annual pre-tax earnings and net earnings on a company-wide basis and an annualized calculation of our minimum target pre-tax earnings and net earnings on a company-wide basis. As noted above, bonuses for our named executive officers are determined and paid out on a quarterly basis; however, we felt an annualized depiction would more clearly illustrate the philosophy underlying the bonus component of our compensation program.

	2023	% change	2022	% change	2021	% change
Net sales	$7,346,744,000	5.2%	$6,980,647,000	16.1%	$6,010,851,000	6.4%
Pre-tax earnings	1,521,990,000	5.7%	1,439,951,000	19.2%	1,207,818,000	6.6%
Pre-tax percent of sales	20.7%		20.6%		20.1%
Net earnings	$1,154,985,000	6.3%	$1,086,891,000	17.5%	$924,978,000	7.7%
Pre-tax earnings minimum target (1)	$1,439,951,000		$1,207,818,000		$1,132,686,000
Actual pre-tax earnings less the minimum target	$82,039,000		$232,133,000		$75,132,000
Net earnings minimum target (1)	$1,086,891,000		$924,978,000		$859,063,000
Actual net earnings less the minimum target	$68,094,000		$161,913,000		$65,915,000
(1)Pre-tax and net earnings targets were calculated as 100% of the prior year's actual pre-tax or net earnings.
Stock option grants were made in 2023 to all of our named executive officers. Mr. Owen's 2023 stock option grants were forfeited in connection with his resignation effective October 31, 2023.
In deciding to continue our existing executive compensation practices in 2023 in a manner largely consistent with 2022, our compensation committee took into account the fact that the holders of approximately 93% of the shares voted at our 2023 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers in 2022 as disclosed in the proxy statement for the 2023 annual meeting.

Mitigation of Compensation-Related Risk
The company's compensation committee, in concert with management, has examined the company's compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the company. In conducting this examination, the compensation committee and management have reviewed the company's compensation plans and programs, including incentive bonus and equity award plans, and evaluated the impact of such plans and programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:
•Approval by our board of directors and the compensation committee of significant compensation plans and programs;
•Oversight by the compensation committee of compensation plans and programs for executive management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;
•Regular scrutiny of performance and compliance with policies and procedures by senior executive managers responsible for specific business areas;
•Ongoing monitoring of specific asset areas by regional finance managers, and by internal audit and finance department personnel;
•The design of our executive cash incentive arrangements, which (i) by focusing on quarterly growth in profits, provides executives with the immediate feedback necessary to take prompt action to correct unacceptable financial results and the motivation to take such action, and (ii) by using actual profits in current periods, rather than projected profits, as the basis for setting the minimum performance targets in future periods, reduces the incentive to manipulate results, as any overstated profits, giving rise to increased bonuses, in one year would result in overstated minimum targets, giving rise to reduced bonuses, in the next year; and
•Longer than typical vesting periods for equity-based compensation that encourage long-term perspectives among employees.
Because of the controls in place, we have concluded that there are minimal unmitigated risks created by the company's compensation policies, plans and practices that create incentives or encourage behavior that are reasonably likely to have a material adverse effect on the company.
Underlying Philosophy
Equitable Treatment and Entrepreneurial Culture
Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal's goal is simple - Growth through Customer Service®. We keep everyone focused on this common goal by treating everyone fairly and equitably. We believe all of our people are 'key people' in the achievement of our success and that belief is reflected in our compensation system. By striving for fair and equitable treatment for all employees, everyone can stay focused on the common goal of growing our business by serving the customer.
Equitable treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee's knowledge and responsibilities, the difficulty of the task being performed by the employee, and the leadership requirements of the employee's position. The reward system must be designed to keep everyone focused on our common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation program is designed to be simple, understandable, and transparent to all.
We are a decentralized company with decisions made by those closest to our customer. We minimize central planning as we believe it stifles the creativity of our people and because it is, quite frankly, too slow. To mitigate and control risk, we teach our employees to make decisions within the framework of the company goal - Growth through Customer Service. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focusing on 'growing the business'.
To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we encourage and reward this important mindset. We think of our business as being more than 3,400 highly orchestrated local businesses working in concert. Our organization is structured to serve our customers and achieve Growth through Customer Service. The highly motivated entrepreneurs running each of our in-market locations make the daily decisions needed to serve our customers and to make themselves and the company successful, and those decisions directly impact the compensation of the individuals who make them. Our compensation system fosters entrepreneurship and progress toward our common goal of profitable growth by making the growth of our sales or profits a key element of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.

Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in our company.
Simplicity, Transparency, and Immediacy
We believe that compensation programs are most effective if they are simple, concise, understandable, and transparent. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees - the people we need to motivate to achieve our success - and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of profitably growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their business is performing compared to other businesses within our organization and how that performance impacts their compensation.
We pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement on a monthly or quarterly basis. We do not wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to motivate our people and limit business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to ensure that unacceptable financial results are immediately reflected in our peoples' compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where individual and independent decisions are encouraged and where the results of such actions dictate opportunities for advancement and monetary reward, means our people quickly experience the effects of their decisions.
Compensation Program Goals and Objectives
Our goals and objectives in designing our compensation programs for all employees, including our executive officers, are to have programs that:
•Align the interests of our employees with those of our shareholders;
•Are simple, understandable, and transparent;
•Are reasonable, fair and equitable, to both the employees and shareholders;
•Reflect compensation differences based on position and responsibility, providing more variable and contingent compensation to those with greater responsibilities;
•Pay bonuses quickly; and
•Achieve overall compensation levels that are sufficiently competitive to retain, attract, and motivate all employees, and reflect their responsibilities.
Our compensation programs are designed to reward:
•Achievement of stated goals, targets, and superior results necessary to profitably grow our business;
•A focus on Growth through Customer Service;
•An entrepreneurial mindset;
•Personal growth and assumption of additional responsibilities; and
•Prudent management of business risk.
We do not use the services of outside consultants to establish or monitor our compensation programs.
How Employees are Compensated
Approximately 71% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple: a significant portion of their pay should be based on how well they have grown their piece of the business and served our customers. Typical pay arrangements provide a base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have been repeatedly demonstrated to be achievable with superior effort.
Of the remaining approximately 29% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.

Because we believe the growth in the company's stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. Since certain of our foreign employees are unable to receive stock options due to legal restrictions, we also have a stock appreciation rights plan for those foreign employees. Stock appreciation rights granted under that plan are settled in cash. All employees are eligible to receive stock option grants or stock appreciation rights. However, in order to ensure that such grants are sufficiently meaningful so as to incentivize performance, they have traditionally been awarded to employees who have achieved the level of District Manager or equivalent within our organization.
We believe our combination of short and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.
Management's Role in Setting Executive Compensation
Management plays an important role in our executive compensation setting process. The most significant aspects of management's role are:
•Evaluating employee performance;
•Recommending business performance targets and objectives; and
•Recommending salary levels and option awards.
While the ultimate decisions regarding executive compensation are made by the compensation committee, our chief executive officer worked with our compensation committee in 2023 in establishing the agenda and discussion surrounding executive compensation. During this process, the chief executive officer was asked to provide:
•The background information regarding our strategic objectives;
•His evaluation of the performance of our other executive officers; and
•Compensation recommendations as to other executive officers.
In setting the compensation level for our chief executive officer for 2023, the compensation committee asked for and received input from him about what was reasonable and fair, yet challenging, in terms of setting performance goals. We respect our chief executive officer's knowledge of our business and industry; however, the final determination as to the compensation of our chief executive officer was made by the compensation committee after careful consideration of numerous factors.
Change in Control Arrangements
We have no employment, severance, or change in control agreements with any of our executive officers. Our stock option plan provides that if the company is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of a dissolution or liquidation of the company. The change in control provisions in our stock option plan are designed to ensure maximum flexibility for the company in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.

Elements of Executive Compensation
Our executive compensation program has historically been comprised of four elements: base salary, quarterly incentives, equity-based long-term incentives, and other compensation. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining, and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation		Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to individual responsibilities, experience, and performance.
		•	Provide regular cash flow not contingent on short-term variations in company performance.

Quarterly Incentives	Cash	•	Align compensation with our quarterly corporate financial performance.
		•	Reward achievement of short-term profit growth.
		•	Provide executives with a meaningful total cash compensation opportunity (base salary + quarterly bonuses).

Long-term Incentives	Stock Options	•	Encourage long-term retention.
		•	Create a long-term performance focus.
		•	Align compensation with our long-term returns to shareholders.
		•	Provide executive ownership opportunities.

Other Compensation	Benefits	•	Provide competitive retirement and health and welfare benefit plans generally available to all of our employees, including executive officers.
The philosophy and make-up of the program for compensating executives is similar to the philosophy and make-up of the programs for all other employees in that our executive incentive compensation programs are simple and transparent, and cash incentives earned by our executive officers are paid as close as possible to when the work is done. We do not have a specific policy for allocating compensation between short- and long-term components, or between cash and non-cash components. We utilize pay practices which we believe are fair and commensurate with the particular employee's level of responsibility and results achieved. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.
Base Salary
Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set base salary levels below the market median for each executive officer. In setting these salary levels for individual executives, we consider past performance, expected performance, experience of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under 'Market Competitiveness Review' below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our 'pay for performance' mentality, this is the only material component of executive compensation that is not tied directly to our performance.
2023 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2023 at its last meeting in 2022. The compensation committee increased the base salary of Mr. Soderberg in recognition of his continued growth, performance, and experience in his role. The compensation committee increased the base salary of Mr. Watts in May 2023 when he transitioned to the newly established position of Chief Sales Officer, overseeing global sales activities of the company. The committee otherwise maintained base compensation levels for the other named executive officers consistent with 2022 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.
Fastenal's performance was not a factor considered by the compensation committee in setting the annual base salaries of our named executive officers for 2023.

2024 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2024 at its last meeting in 2023. The compensation committee increased the base salary of Mr. Miller in recognition of his continued growth, performance, and experience in his role. The committee otherwise maintained base compensation levels for the other named executive officers consistent with 2023 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.
Quarterly Incentives
Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company and/or their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increase our earnings above a predetermined minimum target.
The primary cash bonuses for all of our named executive officers are based on growth in pre-tax earnings of the company and/or the officer's area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of the committee's belief that the focus of the named executive officers should be on profitability, which is the primary driver of shareholder value. The cash bonus for our chief financial officer also includes a component based on growth in company-wide net earnings because his responsibilities allow him to affect our entire financial position including our tax position. The compensation committee believes that no named executive officer should earn a cash bonus under this program for a quarter unless financial performance has improved and therefore sets minimum targets for each quarter that are equal to the earnings achieved for the same quarter in the prior year. The compensation committee requires growth in earnings before any bonuses can be earned due to its belief that growth is achievable with superior effort and will generate the cash necessary to expand the company's operations in accordance with our business plans and increase shareholder value.
The payout percentage used to calculate the amount of each named executive officer's primary quarterly cash bonus reflects the officer's track record in his or her current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.
Cash bonus payments to our named executive officers are tied directly to our financial performance so that they increase only if and to the extent the company's profitability grows; therefore, we do not believe it is necessary for payouts under our primary executive cash incentive program to be capped. We believe the current design of our executive bonus arrangements, along with our other controls, adequately mitigates risk and the use of multiple metrics would not be in furtherance of our goal of keeping our compensation programs simple, understandable, and transparent, and would risk keeping our executives focused on things other than profitability, thereby depriving them of the clear feedback and motivation necessary to improve our bottom line. Therefore, we do not base these cash incentives on multiple metrics.
Our named executive officers are each eligible for a supplemental bonus program. The supplemental bonus program, known as the ROA (Return on Assets) Plan, is intended to encourage better management of accounts receivable, inventory, and vehicles and provides cash incentive amounts on a quarterly basis for asset management improvement over the same quarter in the prior fiscal year and is described in more detail below.
2023 Incentive Program
The bonus arrangements for our named executive officers for 2023 were approved by our compensation committee at its last meeting in 2022. Consistent with prior years, the bonuses for 2023 were based on growth in pre-tax earnings or net earnings of the company and/or the officer's area of responsibility. The bonuses for each quarter were determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeded 100% of pre-tax earnings or net earnings for the same quarter in 2022. The compensation committee determined that the payout percentages for each of the named executive officers for 2023 would remain unchanged from those in effect at the end of 2022, except that Mr. Lewis' bonus arrangement was updated to include a component for growth in pre-tax earnings, in addition to growth in net earnings. In May 2023, when Mr. Watts was appointed to Chief Sales Officer, his bonus arrangement was updated to reflect growth in company-wide pre-tax earnings. Prior to May 2023, his bonus arrangement included growth in pre-tax earnings of our international business units and a smaller component of company-wide pre-tax growth.

The specific bonus opportunities for our named executive officers are summarized in the table below. Each named executive officer's cash bonus for each quarter during 2023 was determined by applying the payout percentage listed opposite his or her name below to the amount by which pre-tax earnings or net earnings of the company and/or the officer's area of responsibility for that quarter exceeded 100% of such earnings in the same quarter of 2022 (the 'minimum target').

Name	Earnings Type	Payout Percentage
Mr. Florness	Company-wide pre-tax earnings	1.75%
Mr. Lewis	Company-wide pre-tax earnings / Company-wide net earnings	0.50% / 0.35%
Mr. Miller (1)	Pre-tax earnings	1.00% / 0.25%
Mr. Watts (2)	Company-wide pre-tax earnings	1.00%
Mr. Soderberg	Company-wide pre-tax earnings	0.65%
Mr. Owen (3)	Company-wide pre-tax earnings	1.00%
(1)The bonuses for Mr. Miller were based on growth in pre-tax earnings for the geographic areas under his leadership (Eastern United States), with the payout percentage applied to that growth of 1.00%, as well as growth in company pre-tax earnings, with the payout percentage applied to that growth of 0.25%.
(2)Prior to May 2023, the bonuses for Mr. Watts were based on growth in company-wide pre-tax earnings for the geographic areas under his leadership (which were all areas outside of the United States), with the payout percentage applied to that growth of 2.20%, as well as growth in company pre-tax earnings, with the payout percentage applied to that growth of 0.30%.
(3)Mr. Owen resigned on October 31, 2023.
The following table sets out, for each quarter in 2023, our actual and minimum target pre-tax earnings and net earnings on a company-wide basis for that quarter, in each case rounded to the nearest thousand. (As indicated above, the 'minimum target' amount in 2023 was 100% of such earnings in the same quarter of 2022.)

2023	Actual Pre-tax Earnings	Minimum Target Pre-tax Earnings	Actual Net Earnings	Minimum Target Net Earnings
First quarter	$389,734,000	$355,714,000	$295,139,000	$269,588,000
Second quarter	392,640,000	380,745,000	298,050,000	287,102,000
Third quarter	385,389,000	375,316,000	295,367,000	284,595,000
Fourth quarter	354,226,000	328,177,000	266,429,000	245,606,000
During 2023, the approximate percentage of the actual and minimum pre-tax earnings of the company attributable to our operations in the geographic area under Mr. Miller's leadership was 47% and Mr. Watts' leadership through April was 13%.
As noted above, the ROA Plan, which is designed to encourage careful management of assets, namely accounts receivable, inventories, and pick-up trucks, for 2023 was approved by the compensation committee for our named executive officers. Quarterly bonuses would be payable pursuant to the ROA Plan if a specified level of improvement in asset management relative to the comparable prior year quarter was achieved. Improvement in asset management was assessed using a two-quarter average of total assets divided by the trailing 12-month net sales, which we refer to as the 'performance percentage.' If the performance percentage when compared to the prior year benchmark showed improvement at a level specified in the table below, the named executive officer would receive the corresponding bonus amount.

Improvement Amount Exceeded	Bonus Payout
150 basis points	$15,000
100 basis points (but less than 150 basis points)	$10,000
50 basis points (but less than 100 basis points)	$5,000

In addition, for each whole percentage improvement (e.g., 41.0%, 40.0%, 39.0%, etc.) a $10,000 bonus would be payable for the quarter when the new whole percentage threshold was first achieved. We achieved improvement and paid bonus amounts to our named executive officers, pursuant to the ROA Plan for each quarter in fiscal 2023 as follows:

2023	Improvement Amount Exceeded	Bonus Payout
First quarter	150 basis points	$15,000
Second quarter	150 basis points	15,000
Third quarter	150 basis points	15,000
Fourth quarter	150 basis points	15,000
Fourth quarter	Whole percentage improvement (38.0% and 37.0%)	20,000
Total		$80,000
2024 Incentive Program
The bonus arrangements for our named executive officers for 2024 were approved by our compensation committee at its last meeting in 2023. The bonus plans for our named executive officers for 2024 are unchanged from our 2023 bonus plans, except that Mr. Miller's payout percentage on pretax earnings will decrease beginning in the third quarter of 2024 while the geographic area that his bonus will be based on (United States) will increase.
Long-term Incentives
We tie a portion of our employee compensation to the market price of Fastenal's common stock by granting stock options pursuant to the Fastenal Company Stock Option Plan, as amended and restated (the stock option plan). The equity-based incentives that can be granted under that plan are limited to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand, and because stock options deliver value to our employees only if our shareholders realize appreciation in the value of their shares held over the same period.
Due to legal restrictions, we are unable to grant options under our stock option plan to certain of our foreign employees. As a result, those employees (none of whom are executive officers) are instead eligible to receive stock appreciation rights under a separate plan. The stock appreciation rights have been designed to mirror the economic rewards of our stock options in all material respects. All of those stock appreciation rights are settled in cash.
All of our employees are eligible to receive equity-based grants. When making grants, including to named executive officers, we consider an employee's contribution to the company, including the employee's responsibility for revenues and profits, responsibility for managing others, possession of special skills, and length of service. We regularly assess the effectiveness of further expanding the number of persons receiving equity-based grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value.
During 2023, our compensation committee granted stock options to our employees under our stock option plan for a total of 1,001,381 shares of our common stock with an exercise price of $48.00 per share. The exercise price of our stock options is determined by rounding the closing stock price on the effective date of the grant up to the nearest dollar. Of these grants, options to purchase an aggregate of 197,551 shares were awarded to our named executive officers. Stock option grants were made in 2023 to all of our named executive officers.
Our stock option grants have been made at levels designed to provide recipients with an attractive capital accumulation opportunity should earnings and shareholder values grow at acceptable rates and to facilitate retention of critical employees. Of the 28,704,008 total shares subject to stock options granted by the company under our stock option plan since April 2007, options covering an aggregate of 3,485,475 shares are either held by, or have been exercised by, our current executive officers. The stock options granted to executive officers vest and become exercisable over a period of five or eight years from the date of grant, with such staggered vesting designed to ensure continuity of leadership.
At its last meeting in 2023, the compensation committee granted to our employees, effective January 2, 2024, options to purchase a total of 764,195 shares of our common stock at an exercise price of $64.00 per share. Of those grants, options to purchase an aggregate of 139,568 shares were awarded to our named executive officers.
We have stock ownership guidelines for our non-employee directors and executive officers, which require each to hold minimum levels of investment in the company. The stock ownership guidelines are further described below.

Other Compensation
We make annual profit-based matching contributions to our executive officers' 401(k) plan accounts. We allocate the annual profit-based matching contributions made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.
Market Competitiveness Review
In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee annually reviews executive compensation data based on external reports for a peer group of companies in order to stay informed of practices and executive pay levels in the marketplace. However, it does not establish specific compensation parameters based on such data, nor does it set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific mathematical calculation to peer group compensation data.
2023 Compensation Review
2023 Peer Group. As part of the decision-making process with respect to 2023 executive compensation, our compensation committee reviewed the executive compensation data of a peer group consisting of the following ten companies (the 2023 peer group):

Applied Industrial Technologies, Inc. (AIT)	Nordson Corporation (NDSN)
Donaldson Company, Inc. (DCI)	O'Reilly Automotive, Inc. (ORLY)
Genuine Parts Company (GPC)	Tractor Supply Company (TSCO)
IDEX Corporation (IEX)	WESCO International, Inc. (WCC)
MSC Industrial Direct Co., Inc. (MSM)	W.W. Grainger, Inc. (GWW)
The companies included in our 2023 peer group are similar to our business in terms of the end markets they serve and/or their operating characteristics (e.g., using similar methods of sourcing, distributing, and selling) and they are reasonably expected to be competing for a similar pool of potential employees. The median revenue of the 2023 peer group was greater than Fastenal's and the median market capitalization of the 2023 peer group as of December 31, 2022 was less than Fastenal's.
Benchmarking for 2023. In comparing Fastenal's executive compensation levels to those of its 2023 peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes stock options, other types of equity compensation, pensions, and perquisites), and total compensation. In December 2022, when the committee made decisions with respect to 2023 executive compensation, the most recent year for which executive compensation data for the 2023 peer group was available was 2021. Based on the latest available data, the compensation committee determined that (i) the base salaries of Fastenal's named executive officers for 2023 were lower than the median base salary of the named executive officers of the 2023 peer group, (ii) the cash incentive pay of Fastenal's named executive officers for 2023 was higher than the median cash incentive pay of the named executive officers of the 2023 peer group, and (iii) the total compensation of Fastenal's named executive officers for 2023 was lower than the median total compensation of the named executive officers of the 2023 peer group.
The total compensation of Fastenal's named executive officers for 2023 was lower than the median total compensation of the 2023 peer group due to the lower base salary and lower grant date fair value of the equity compensation awarded to Fastenal's executives, only partly offset by higher cash incentive pay. In making compensation decisions for the named executive officers, the compensation committee does not focus on the grant date fair value of equity awards. Rather the committee makes its own internal judgments regarding the value of those awards and has concluded that the opportunity at the company for the creation of long-term stock value, driven by achieving consistent outstanding growth over an extended period of time, is significant. The company has historically achieved outstanding growth and the expectation of the committee in granting option awards is that, with superior efforts from our executives and other employees, outstanding growth can continue in the future. Accordingly, the committee believes the aggregate annual compensation paid to our named executive officers can reasonably be expected to result in significant wealth creation.

2024 Compensation Review
2024 Peer Group. As part of the decision-making process with respect to 2024 executive compensation, our compensation committee reviewed executive compensation data of a peer group consisting of the following ten companies (the 2024 peer group):

Applied Industrial Technologies, Inc. (AIT)	Nordson Corporation (NDSN)
Donaldson Company, Inc. (DCI)	O'Reilly Automotive, Inc. (ORLY)
Genuine Parts Company (GPC)	Tractor Supply Company (TSCO)
IDEX Corporation (IEX)	WESCO International, Inc. (WCC)
MSC Industrial Direct Co., Inc. (MSM)	W.W. Grainger, Inc. (GWW)
Benchmarking for 2024. In December 2023, when the compensation committee made decisions with respect to 2024 executive compensation, the most recent year for which executive compensation data for the 2024 peer group was available was 2022. Based on the committee's review of all factors, including the latest available 2024 peer group compensation data, the committee believes the aggregate annual compensation to be paid to our named executive officers for 2024 can reasonably be expected to result in significant overall incentives for strong performance, and the committee believes our 2024 compensation programs for our named executive officers will be fair, competitive, and sufficient to motivate them to achieve personal success and success for the company and its shareholders.
Executive Incentive Recoupment
On October 11, 2023, our board of directors adopted a compensation forfeiture, recovery, and true-up policy in compliance with Nasdaq listing rules and Section 10D of the Exchange Act. In addition to required terms, the policy also provides that, in the case of an underpayment of incentive compensation to a Section 16 officer due to an error in a financial statement, the compensation committee will provide for payment to those officers of any additional amount of incentive compensation that would have been paid based on the restated financial statements. This policy replaced the then-existing executive incentive recoupment and true-up policy adopted by the company in 2016. During or after our last fiscal year, we were not required to prepare an accounting restatement, and therefore were not required to clawback any compensation under our policy adopted in compliance with the listing standards pursuant to 17 CFR 240.10D-1 regarding recovery of erroneously awarded compensation, nor did we have any balance of unrecovered erroneously awarded compensation as of the end of our 2023 fiscal year as we did not have any prior restatements.
Stock Ownership Guidelines
Our board of directors believes that directors and executive officers should be shareholders of the company and should accumulate stock ownership whose value is set forth in the company's stock ownership guidelines. The guidelines require non-employee directors and each officer subject to Section 16 reporting requirements ('Section 16 officers') to achieve an equity ownership level equal to a value set forth in the following schedule:

Leadership Position	Value of Shares at 5 years	Value of Shares at 10 years
Non-employee Director	1.0x annual board retainer (excluding any board committee retainer)	2.0x annual board retainer (excluding any board committee retainer)
CEO	1.0x annual base compensation	2.0x annual base compensation
President (if not also CEO)	1.0x annual base compensation	2.0x annual base compensation
All Senior Section 16* officers	1.0x annual base compensation	1.5x annual base compensation
All other Section 16 officers	1.0x annual base compensation	1.0x annual base compensation
*Defined as the Chief Financial Officer, Chief Sales Officer, a Senior Executive Vice President, or Chief Operating Officer (if applicable)
Each non-employee director and Section 16 officer is expected to achieve the equity ownership levels set forth above within five and ten years, measured either from the later of January 1, 2018 or the date such person was originally elected to the board or appointed as an executive officer. The compensation committee is responsible for monitoring the application of the stock ownership guidelines and has the discretion to waive or extend the time for compliance with the policy, or to withhold or reduce future awards of equity-based compensation to any person who fails to comply with the retention requirements set forth in the guidelines. At this time, all directors and Section 16 officers are in compliance with the guidelines outlined above.

Hedging Policies
As described earlier in this proxy statement, we have put in place policies prohibiting our directors and Section 16 officers from hedging the economic risk of ownership of our stock.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the amount Fastenal may deduct for compensation paid in any year to certain executive officers ('covered employees') to $1,000,000. While our compensation committee is mindful of the benefits to us of the deductibility of executive compensation, it believes that we should compensate our executive officers in a manner that best promotes our corporate objectives.
Conclusion
Our compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation
Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years (principal positions are as of December 31, 2023), unless otherwise noted:
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($) (3)	Total ($)
Daniel L. Florness	2023	750,000	(4)	—	—	847,284	1,515,000		3,223	3,115,507
President and	2022	750,000	(4)	—	—	617,802	4,068,500		3,308	5,439,610
Chief Executive Officer	2021	717,500	(4)	—	—	538,313	1,165,000		2,801	2,423,614
Holden Lewis	2023	430,000		—	—	286,259	728,350		3,223	1,447,832
Senior Executive Vice President and	2022	430,000		—	—	142,313	1,624,000		3,308	2,199,621
Chief Financial Officer	2021	400,008		—	—	119,625	633,100		2,801	1,155,534
Charles S. Miller	2023	430,008		—	—	312,288	852,813		3,223	1,598,332
Senior Executive Vice	2022	430,008		—	—	189,742	1,665,442		3,308	2,288,500
President - Sales	2021	430,008		—	—	171,456	545,858		2,801	1,150,123
Jeffery M. Watts	2023	451,503	(5)	—	—	268,713	749,716	(5)	—	1,469,932
Chief Sales Officer	2022	358,631	(5)	—	—	163,271	1,167,365	(5)	—	1,689,267
	2021	368,205	(5)	—	—	139,559	1,008,853	(5)	—	1,516,617
John L. Soderberg	2023	400,008		—	—	217,875	613,000		3,223	1,234,106
Senior Executive Vice	2022	380,000		—	—	125,760	1,514,300		3,308	2,023,368
President - Information Technology	2021	360,000		—	—	107,663	527,500		2,801	997,964
Terry M. Owen (6)	2023	432,055		—	—	363,125	703,333		—	1,498,513
Former Chief Operating Officer	2022	500,004		—	—	220,645	2,327,000		3,308	3,050,957
	2021	500,004		—	—	199,372	790,000		2,801	1,492,177
(1)This column sets out the grant date fair value of all option grants made during each respective year, without regard to subsequent forfeitures of those grants. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2023 annual report on Form 10-K.
(2)This column sets out cash bonuses earned (rather than paid) in the respective year.
(3)This column sets out our annual profit-based matching contribution under our 401(k) plan.
(4)This amount includes $50,000 paid to Mr. Florness in both 2023 and 2022, and $42,500 in 2021 in his capacity as one of our directors. See 'Corporate Governance and Director Compensation – Compensation of Our Directors' earlier in this document.
(5)Mr. Watts' base salary and cash bonuses in 2023, 2022, and 2021 were paid in Canadian dollars. These amounts were converted into United States dollars using the exchange rate in effect at the time each payment occurred. The exchange rates used (expressed as the amount of United States dollars purchasable with one Canadian dollar) ranged from 0.7204 to 0.7580, and averaged 0.7424 in 2023, ranged from 0.7197 to 0.7995, and averaged 0.7660 in 2022, and ranged from 0.7797 to 0.8310, and averaged 0.7988 in 2021.
(6)Mr. Owen resigned on October 31, 2023.

Grant of Plan-Based Awards
Set out in the following table is information with respect to awards, if any, for 2023 to our named executive officers under our cash incentive and stock option plan.
GRANT OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($ / Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold (#)	Target (#)	Maximum (#)
Daniel L. Florness	1/3/2023	—	4,068,500	—	—	—	—	—	72,916	48.00	847,284
Holden Lewis	1/3/2023	—	1,732,650	—	—	—	—	—	24,635	48.00	286,259
Charles S. Miller	1/3/2023	—	1,665,442	—	—	—	—	—	26,875	48.00	312,288
Jeffery M. Watts	1/3/2023	—	1,931,058	—	—	—	—	—	23,125	48.00	268,713
John L. Soderberg	1/3/2023	—	1,514,300	—	—	—	—	—	18,750	48.00	217,875
Terry M. Owen (7)	1/3/2023	—	2,327,000	—	—	—	—	—	31,250	48.00	363,125
(1)The awards under the cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The cash bonus formulas for each of the named executive officers are described above in 'Compensation Discussion and Analysis – Quarterly Incentives – 2023 Incentive Program'. The actual amounts earned during 2023 under these cash bonus arrangements by the named executive officers are reported in the 'Summary Compensation Table' column captioned 'Non-Equity Incentive Plan Compensation'.
(2)There were no thresholds or maximum payouts under the 2023 cash bonus arrangements.
(3)The target payouts were calculated by applying the payout percentages for the named executive officers in effect at the end of each quarter of 2023 to the amount by which pre-tax and net earnings in the same quarter of 2022 exceed 100% of pre-tax and net earnings in the same quarter of 2021.
(4)This column sets out the number of shares subject to options granted during 2023. The options will vest and become exercisable over a period of five years, with 20% of such options vesting and becoming exercisable each year following the grant date. The options will terminate, to the extent not previously exercised, approximately ten years after the grant date.
(5)The exercise price of our stock options is determined by rounding the closing stock price on the effective date of the grant up to the nearest dollar.
(6)This column sets out the grant date fair value of all options granted during 2023. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2023 annual report on Form 10-K.
(7)Mr. Owen resigned on October 31, 2023. Mr. Owen's 2023 stock option grant was forfeited in connection with his resignation.

Outstanding Equity-Based Awards
Set out in the following table is information with respect to each named executive officer's outstanding equity awards as of the end of 2023. The equity awards consist solely of options granted under our existing stock option plan.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Daniel L. Florness	95,744	—	—	23.50	1/3/2017	12/31/2026	(1)	—	—	—	—
	81,818	—	—	27.50	1/2/2018	12/31/2027	(1)	—	—	—	—
	73,844	18,462	—	26.00	1/2/2019	12/31/2028	(1)	—	—	—	—
	42,632	28,420	—	38.00	1/2/2020	12/31/2029	(1)	—	—	—	—
	22,500	33,750	—	48.00	1/4/2021	12/31/2030	(1)	—	—	—	—
	—	45,161	—	62.00	1/3/2022	12/31/2031	(1)	—	—	—	—
	—	72,916	—	48.00	1/3/2023	12/31/2032	(2)	—	—	—	—
Holden Lewis	51,064	—	—	23.50	1/3/2017	12/31/2026	(1)	—	—	—	—
	20,000	—	—	27.50	1/2/2018	12/31/2027	(1)	—	—	—	—
	18,460	4,616	—	26.00	1/2/2019	12/31/2028	(1)	—	—	—	—
	9,474	6,315	—	38.00	1/2/2020	12/31/2029	(1)	—	—	—	—
	5,000	7,500	—	48.00	1/4/2021	12/31/2030	(1)	—	—	—	—
	—	10,403	—	62.00	1/3/2022	12/31/2031	(1)	—	—	—	—
	—	24,635	—	48.00	1/3/2023	12/31/2032	(2)	—	—	—	—
Charles S. Miller	11,590	—	—	27.50	1/2/2018	12/31/2027	(1)	—	—	—	—
	18,460	4,616	—	26.00	1/2/2019	12/31/2028	(1)	—	—	—	—
	13,579	9,052	—	38.00	1/2/2020	12/31/2029	(1)	—	—	—	—
	7,166	10,750	—	48.00	1/4/2021	12/31/2030	(1)	—	—	—	—
	—	13,870	—	62.00	1/3/2022	12/31/2031	(1)	—	—	—	—
	—	26,875	—	48.00	1/3/2023	12/31/2032	(2)	—	—	—	—
Jeffery M. Watts	3,452	—	—	21.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	15,968	—	—	23.50	1/3/2017	12/31/2026	(1)	—	—	—	—
	16,362	—	—	27.50	1/2/2018	12/31/2027	(1)	—	—	—	—
	13,844	3,462	—	26.00	1/2/2019	12/31/2028	(1)	—	—	—	—
	11,053	7,368	—	38.00	1/2/2020	12/31/2029	(1)	—	—	—	—
	5,833	8,750	—	48.00	1/4/2021	12/31/2030	(1)	—	—	—	—
	—	11,935	—	62.00	1/3/2022	12/31/2031	(1)	—	—	—	—
	—	23,125	—	48.00	1/3/2023	12/31/2032	(2)	—	—	—	—
John L. Soderberg	19,564	—	—	23.00	4/19/2016	5/31/2025	(4)	—	—	—	—
	19,148	—	—	23.50	1/3/2017	12/31/2026	(1)	—	—	—	—
	16,362	—	—	27.50	1/2/2018	12/31/2027	(1)	—	—	—	—
	13,844	3,462	—	26.00	1/2/2019	12/31/2028	(1)	—	—	—	—
	7,579	5,052	—	38.00	1/2/2020	12/31/2029	(1)	—	—	—	—
	4,500	6,750	—	48.00	1/4/2021	12/31/2030	(1)	—	—	—	—
	—	9,193	—	62.00	1/3/2022	12/31/2031	(1)	—	—	—	—
	—	18,750	—	48.00	1/3/2023	12/31/2032	(2)	—	—	—	—
Terry M. Owen (5)	—	—	—	—				—	—	—	—
(1)This option has a vesting period of five years with the following vesting schedule: 40% vested and exercisable two years following the grant date and the remainder exercisable in proportional increments of 20% each year thereafter.
(2)This option has a vesting period of five years with the following vesting schedule: 20% vested and exercisable one year following the grant date and the remainder exercisable in proportional increments of 20% each year thereafter.
(3)This option has a vesting period of eight years with the following vesting schedule: 50% vested and exercisable four years following the grant date and the remainder exercisable in proportional increments of 12.50% each year thereafter.

(4)This option has a vesting period of five years with the following vesting schedule: 50% vested and exercisable at two and one-half years, 20% vested and exercisable at three and one-half years, 20% vested and exercisable at four and one-half years, and 10% vested and exercisable at five years.
(5)Mr. Owen resigned on October 31, 2023. Any unvested stock options were forfeited as of his resignation date.
Option Exercises
Set out in the following table is information regarding options to purchase Fastenal stock, if any, that have been exercised by our named executive officers during 2023.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel L. Florness	50,000	1,857,171	—	—
Holden Lewis	—	—	—	—
Charles S. Miller	744	32,141	—	—
Jeffery M. Watts	—	—	—	—
John L Soderberg	—	—	—	—
Terry M. Owen (1)	281,998	10,332,304	—	—
(1)    Mr. Owen resigned on October 31, 2023.
Pension Benefits
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.
Non-Qualified Deferred Compensation
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.

Potential Payments upon Termination or Change-in-Control
SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that, if Fastenal is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of the dissolution or liquidation of Fastenal. If any such transaction or event had occurred on December 31, 2023 and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on the Nasdaq Stock Market on such date (which was $64.77 per share), and if the vesting and exercisability of all options had been accelerated in connection with such transaction or event, then each of our named executive officers would have received the following payments in respect of their options (assuming full exercise of the same):

Name	Option Grant Date	Options Outstanding (#)	Option Exercise Price ($)	Payment Value ($)
Daniel L. Florness	1/3/2017	95,744	23.50	3,951,355
	1/2/2018	81,818	27.50	3,049,357
	1/2/2019	92,306	26.00	3,578,704
	1/2/2020	71,052	38.00	1,902,062
	1/4/2021	56,250	48.00	943,313
	1/3/2022	45,161	62.00	125,096
	1/3/2023	72,916	48.00	1,222,801
Holden Lewis	1/3/2017	51,064	23.50	2,107,411
	1/2/2018	20,000	27.50	745,400
	1/2/2019	23,076	26.00	894,657
	1/2/2020	15,789	38.00	422,672
	1/4/2021	12,500	48.00	209,625
	1/3/2022	10,403	62.00	28,816
	1/3/2023	24,635	48.00	413,129
Charles S. Miller	1/2/2018	11,590	27.50	431,959
	1/2/2019	23,076	26.00	894,657
	1/2/2020	22,631	38.00	605,832
	1/4/2021	17,916	48.00	300,451
	1/3/2022	13,870	62.00	38,420
	1/3/2023	26,875	48.00	450,694
Jeffery M. Watts	4/21/2015	3,452	21.00	151,094
	1/3/2017	15,968	23.50	658,999
	1/2/2018	16,362	27.50	609,812
	1/2/2019	17,306	26.00	670,954
	1/2/2020	18,421	38.00	493,130
	1/4/2021	14,583	48.00	244,557
	1/3/2022	11,935	62.00	33,060
	1/3/2023	23,125	48.00	387,806
John L. Soderberg	4/19/2016	19,564	23.00	817,188
	1/3/2017	19,148	23.50	790,238
	1/2/2018	16,362	27.50	609,812
	1/2/2019	17,306	26.00	670,954
	1/2/2020	12,631	38.00	338,132
	1/4/2021	11,250	48.00	188,663
	1/3/2022	9,193	62.00	25,465
	1/3/2023	18,750	48.00	314,438
Terry M. Owen (1)		—	—	—
(1)    Mr. Owen resigned on October 31, 2023.

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Daniel L. Florness, our chief executive officer (our 'CEO'):
For 2023, our last completed fiscal year:
•the total compensation amount for the median employee identified in 2023 was $46,393 for 2023; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $3,115,507.
Based on this information for 2023, we reasonably estimate that the ratio of our CEO's annual total compensation to the annual total compensation of our median employee was 67:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
We determined our median employee's total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The total compensation amount for our median employee for 2023 was determined to be $46,393. This total compensation amount was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $3,115,507. The elements included in the CEO's total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
The methodology that we used to identify the median of the annual total compensation of all our employees in 2023, and the material assumptions, adjustments, and estimates that we used for the identification of our median employee were as follows:
We determined that, as of October 31, 2023, our employee population consisted of 23,231 individuals (including full-time and part-time employees, other than the CEO, who were employed on October 31, 2023, including employees on leave) working at Fastenal together with our consolidated subsidiaries. Of these individuals, 18,554 were located in the U.S. and U.S. territories, and 4,677 were located in 26 other countries around the world.
The scale of our operations in many of these foreign countries is smaller, and in aggregate we employed less than 5% of our total workforce in 22 of these 26 countries, primarily as sales staff in our international branches or Onsite locations. Given the limited scale of this portion of our international operations, we chose to exclude all 952 of our employees in these countries as follows:

Country	Employees (#)	Country	Employees (#)	Country	Employees (#)	Country	Employees (#)
Austria	10	Germany	55	Panama	21	Switzerland	4
Belgium	13	Hungary	14	Poland	39	Taiwan	32
Brazil	86	Ireland	17	Romania	36	Thailand	20
Chile	17	Italy	82	Singapore	22	United Kingdom	148
Czech Republic	93	Malaysia	128	Spain	19
France	54	Netherlands	38	Sweden	4
In total, we excluded 4.10% of our workforce from the identification of the 'median employee', as permitted by SEC rules.
Our employee population, after taking into consideration the permitted adjustments described above, consisted of 22,279 members. In making this determination, we annualized the compensation of all employees included in the sample who were hired in 2023 but did not work for us or our consolidated subsidiaries for the entire twelve month period described below. Our adjusted employee population consisted of 18,554 employees in the U.S. and U.S. territories and 3,725 employees located in Canada, China, Mexico, and India.
We identified our median employee based on the total cash compensation paid during the twelve month period ended October 31, 2023. For purposes of determining the total cash compensation paid, we included: the amount of base salary (or, in the case of hourly workers, base wages including overtime pay) the employee received during the twelve months ended October 31, 2023, and the amount of any cash incentives paid to the employee in such period (which include sales commissions as well as cash incentives that are generally paid for performance during the prior month or quarter), as reflected in our payroll records. For purposes of identifying the median employee, we applied the same exchange rates we used for financial statement conversion purposes at October 31, 2023, which are U.S. dollars to Canadian dollars 1.3865 CAD; U.S. dollars to Chinese Yuan 7.3168 CNY; U.S. dollars to Dominican Peso 56.2314 DOP; U.S. dollars to Indian Rupee 83.2674 INR; and U.S. dollars to Mexican Peso 18.0231 MXN.

Pay Versus Performance Table
The following table sets forth additional compensation information of our principal executive officer (PEO) and our other named executive officers (NEOs) (averaged) along with total shareholder return, net income, and company-wide pre-tax earnings performance results for our fiscal years ending in 2023, 2022, 2021, and 2020:

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO (1) (2) ($)	Compensation Actually Paid to PEO (1) (2) ($)	Average Summary Compensation Table Total for Other NEOs (1) (2) ($)	Average Compensation Actually Paid to Other NEOs (1) (2) ($)	FAST Total Shareholder Return (3) ($)	Peer Group Total Shareholder Return (3) (4)	Net Income (5) ($ in millions)	Company-Wide Pre-Tax Earnings (6) ($ in millions)
2023	3,115,507	5,360,613	1,449,743	1,757,205	196	218	1,155.0	1,522.0
2022	5,439,610	3,307,940	2,408,942	1,793,142	138	147	1,086.9	1,440.0
2021	2,423,614	5,572,876	1,358,039	2,295,107	183	169	925.0	1,207.8
2020	2,539,150	5,321,725	1,316,849	2,067,665	137	126	859.1	1,132.7
(1)    Our PEO and Other NEOs for each reported fiscal year were:

Fiscal Year	PEO	Other NEOs
2023	Daniel L. Florness	Holden Lewis, Charles S. Miller, Jeffery M. Watts, John L. Soderberg, and Terry M. Owen (i)
2022	Daniel L. Florness	Holden Lewis, Terry M. Owen, Charles S. Miller, and Reyne K. Wisecup
2021	Daniel L. Florness	Holden Lewis, Jeffery M. Watts, Terry M. Owen, and William J. Drazkowski
2020	Daniel L. Florness	Holden Lewis, Terry M. Owen, Jeffery M. Watts, and Reyne K. Wisecup

(i) Mr. Owen resigned on October 31, 2023.
(2)    SEC rules require certain adjustments be made to the Summary Compensation Table (SCT) totals to determine 'compensation actually paid' (CAP) as reported in the Pay Versus Performance Table. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. The PEO and NEOs do not participate in a defined benefit plan, so no adjustment for pension benefits is included in the table below. The following table details these adjustments from the SCT total compensation to determine CAP in 2023:

Adjustments	PEO ($)	Average of Other NEOs ($)
Total Compensation from SCT	3,115,507	1,449,743
Adjustments for Stock and Option Awards
Subtract SCT amounts of stock and option awards	(847,284)	(289,652)
Add fair value as of the year-end of awards granted during 2023 that are outstanding and unvested at the end of 2023	1,691,588	433,290
Plus (Minus) change in fair value of awards between the end of 2022 and the end of 2023 for awards granted in any prior fiscal year that are outstanding and unvested at the end of 2023	1,393,590	269,996
Add vesting date fair value of awards granted and vesting during 2023	—	—
Plus (Minus) change in fair value from the end of 2022 to the vesting date of awards granted in any prior fiscal year which met all vesting conditions during 2023	7,212	4,134
Subtract fair value at end of 2022 for awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during 2023	—	(110,306)
Add dividends or other earnings paid on stock or option awards in 2023 prior to vesting if not otherwise included in the SCT for the covered year	—	—
Compensation Actually Paid (as calculated)	5,360,613	1,757,205
(3)    Total shareholder return is calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2019 (the last trading day of the fiscal 2019) through and including the end of each fiscal year reported in the table.

(4)    Our peer group used for the TSR calculation is the Dow Jones US Industrial Suppliers Index, which is the industry index used to show our performance in our Form 10-K. In our pay versus performance disclosures for 2022, we used the S&P 500. Pursuant to SEC guidance, we have changed the index used for our peer group. A comparison of our TSR, the S&P 500 TSR, and the Dow Jones US Industrial Suppliers Index TSR is below:

TSR	FAST ($)	S&P 500 ($)	Dow Jones US Industrial Suppliers Index ($)
2023	196	158	218
2022	138	125	147
2021	183	152	169
2020	137	118	126
(5)    The "net earnings" line item in our consolidated statements of earnings is equal to both "net income" and "company-wide net income," and is calculated in conformity with U.S. GAAP.
(6)    Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2023 to our company's performance, is company-wide pre-tax earnings. The "earnings before income taxes" line item in our consolidated statements of earnings is equal to "company-wide pre-tax earnings" and is calculated in conformity with U.S. GAAP.
Relationship between Pay and Performance
The charts below present a graphical comparison of CAP to our PEO and the average CAP to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our (1) total shareholder return (TSR), (2) peer group TSR, (3) net income, and (4) company-wide pre-tax earnings. The charts also provide a comparison of our TSR to the peer group TSR for the four-year period.
CAP Versus Company and Peer Group TSR (1)
(1)    TSR in the above chart, in the case of both us and our peer group, reflects the cumulative return of $100 as if invested on December 31, 2019, including reinvestment of any dividends.

CAP Versus Net Income and Company-Wide Pre-Tax Earnings
Tabular List of Important Financial Performance Measures
The following table lists the most important financial performance measures we used to link CAP to the NEOs for fiscal 2023 to our performance:

PEO	CFO	Other NEOs
Company-wide pre-tax earnings	Company-wide pre-tax earnings	Company-wide pre-tax earnings
Working capital management	Company-wide net income	Working capital management
Working capital management
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PROPOSAL #4 - APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO DELETE ARTICLE VI REGARDING SUPERMAJORITY APPROVAL OF BUSINESS COMBINATIONS WITH CERTAIN INTERESTED PARTIES
Our board of directors is submitting for shareholder approval a proposal to amend our Restated Articles of Incorporation (the 'Articles') to delete Article VI, which currently requires a supermajority vote to approve certain business combination transactions with certain interested shareholders.
Background
Our board is asking our shareholders to vote to simplify our Articles by removing a supermajority shareholder voting provision. Our board periodically reviews the company's organizational documents and, as part of that review, it considered the fact that the elimination of supermajority voting provisions in organizational documents is generally viewed as consistent with strong corporate governance standards regardless of the original intent of such provisions when they were enacted. The board also considered the existing provisions in the Minnesota Business Corporation Act (the MBCA), which apply to the company as a result of its incorporation in the State of Minnesota. As a result, our board is proposing an amendment to our Articles (attached as Appendix A) to delete Article VI and to make certain conforming changes to our Articles (the Amendment).
Overview of the Amendment
Article VI of our Articles requires a vote of at least 75% of the company's outstanding shares of common stock to approve the following transactions with any Interested Shareholder or affiliate of an Interested Shareholder (an 'Interested Shareholder' being generally defined as any beneficial owner of 15% or more of the shares of capital stock of the company entitled to vote on the transaction):
•any plan of merger, consolidation, or statutory exchange of shares of the company or any of its subsidiaries;
•any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with the company or any of its subsidiaries of any assets of any Interested Shareholder or any affiliate of any Interested Shareholder equal to or greater than 10% of the book value of the consolidated assets of the company;
•the adoption of any plan or proposal for the liquidation or dissolution of the company proposed by or on behalf of an Interested Shareholder or any affiliate of any Interested Shareholder;
•the issuance or transfer by the company or any of its subsidiaries (in one transaction or a series of transactions) to any Interested Shareholder or any affiliate of any Interested Shareholder of any securities of the company other than capital stock of the company not exceeding in the aggregate 1% of the then outstanding capital stock of the company (except pursuant to stock dividends, stock splits, or similar transactions which would not have the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock, or any securities convertible into capital stock or into equity securities of any subsidiary of the company, that is beneficially owned by any Interested Shareholder or any affiliate of any Interested Shareholder) or of any securities of, a subsidiary of the company (except pursuant to a pro rata distribution to all holders of common stock of the company);
•any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of the company, or any securities convertible into capital stock or into equity securities of any subsidiary of the company, that is beneficially owned by any Interested Shareholder or any affiliate of any Interested Shareholder, including, without limitation any reclassification of securities (including any reverse stock split), or recapitalization of the company, or any merger, consolidation, or statutory exchange of shares of the company with any of its subsidiaries of the company; or
•any agreement, contract, or other arrangement or understanding providing for any one or more of the actions specified in the foregoing.
Article VI also requires a vote of at least 75% of the company's outstanding shares to approve any amendment or deletion of Article VI.
Article VI was originally intended to protect minority shareholders where an Interested Shareholder or its affiliates seek to acquire the company or its assets, or where the company seeks to issue securities to acquire an Interested Shareholder or its affiliates; however, the MBCA now offers substantially the same protections (as outlined below).
Approval and implementation of the Amendment would delete the entire Article VI from our Articles. Note, however, that even if Article VI is deleted, the default approval standards in the MBCA would continue to apply to certain transactions with an Interested Shareholder. This will simplify our Articles. However, our shareholders will receive statutory protection related to business transactions with an interested shareholder as further described below.

For example, the company will continue to be subject to section 302A.673 of the MBCA, which generally provides that a Minnesota corporation may not engage in a business combination with an interested shareholder (or any affiliate or associate of any interested shareholder) for four years after the shareholder became an interested shareholder unless either the business combination or the interested shareholder's acquisition of shares was approved by a committee of disinterested directors before the shareholder became an interested shareholder. Under the MBCA, an interested shareholder is either (a) a shareholder who directly or indirectly owns 10% or more of the voting power of the company's outstanding shares, or (b) an affiliate who at any time within the past four years owned 10% or more of the voting power of the company's outstanding shares. Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations, and similar transactions.
Required Vote and Recommendation
Pursuant to Article VI of the Articles, approval of this proposal requires the affirmative vote of 75% of the company's outstanding shares of common stock entitled to vote on this proposal. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have the same effect as a vote 'AGAINST' the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal and will therefore have the same effect as a vote 'AGAINST' the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy 'FOR' this proposal unless you instruct otherwise on the proxy.
If this proposal is approved by the company's shareholders, we will restate the Articles to incorporate the approved Amendment as set forth in Appendix A following the annual meeting, which amendment will become effective upon acceptance of the filing by the Secretary of State of the State of Minnesota. If the proposal does not receive the requisite vote, the Amendment will not be implemented and Article VI of the Articles will continue to apply.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPROVAL OF THE AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO DELETE ARTICLE VI REGARDING SUPERMAJORITY APPROVAL OF BUSINESS COMBINATIONS WITH CERTAIN INTERESTED PARTIES.
* * * * * * * * * *

PROPOSAL #5 - SHAREHOLDER PROPOSAL RELATING TO SIMPLE MAJORITY VOTE
Mr. John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, holder of at least $2,000 of our common stock for at least three years, submitted the following proposal. The company disclaims all responsibility for the content of the proposal.
Proposal 5 - Simple Majority Vote
Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support each at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).
Please vote yes:
Simple Majority Vote - Proposal 5
Our Company's Response to this Proposal
The board of directors has considered this proposal and concluded that its adoption is unnecessary in light of the amendment to our Restated Articles of Incorporation that we are asking our shareholders to adopt in Proposal #4. The company's own proposal in Proposal #4 will have the effect of eliminating the only supermajority voting requirement explicitly referenced in any of our governing documents, making this proposal unnecessary.
As described in the company's proposal in Proposal #4, the board of directors cannot unilaterally remove the supermajority voting requirement from our Restated Articles of Incorporation as Minnesota law requires shareholder approval. For this reason, the board of directors has approved and recommended that shareholders approve the amendment to our Restated Articles of Incorporation to eliminate the supermajority voting requirement described in Proposal #4. If we receive shareholder approval of the company's proposal in Proposal #4, the amendment will be filed promptly with the Secretary of State of the State of Minnesota.
We believe that the company’s proposal in Proposal #4 sufficiently addresses this topic.
THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST PROPOSAL #5.
* * * * * * * * * *

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth, as of February 1, 2024 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our named executive officers, and by all directors and executive officers as a group. On February 1, 2024, there were 572,334,524 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Scott A. Satterlee	78,190	(2)	*
Michael J. Ancius	69,006	(3)	*
Stephen L. Eastman	27,473	(4)	*
Daniel L. Florness	700,149	(5)	*
Rita J. Heise	90,574	(6)	*
Hsenghung Sam Hsu	40,163	(7)	*
Daniel L. Johnson	30,175	(8)	*
Nicholas J. Lundquist	534,746	(9)	*
Sarah N. Nielsen	19,299	(10)	*
Irene A. Quarshie	4,725	(11)	*
Reyne K. Wisecup	77,902	(12)	*
Holden Lewis	133,241	(13)	*
Charles S. Miller	63,934	(14)	*
Jeffery M. Watts	91,913	(15)	*
John L. Soderberg	92,269	(16)	*
Terry M. Owen	8,725	(17)	*
BlackRock, Inc.
50 Hudson Yards	46,066,511	(18)	8.05%
New York, NY 10001
The Vanguard Group
100 Vanguard Blvd.	70,336,580	(19)	12.29%
Malvern, PA 19355
Directors and executive officers as a group (21 persons)	2,353,636	(20)	*

*	Less than 1%.
(1)Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.
(2)Consists of 25,000 shares held in Mr. Satterlee's revocable trust, over which Mr. Satterlee has voting and investment power, and stock options to acquire 53,190 shares of the company's common stock, which are immediately exercisable.
(3)Includes 22,004 shares held in a revocable trust of Mr. Ancius and his wife, over which Mr. Ancius and his wife share voting and investment power, and stock options to acquire 34,487 shares of the company's common stock, which are immediately exercisable.
(4)Consists of 10,000 shares held in Mr. Eastman's revocable trust, over which Mr. Eastman shares voting and investment power with his wife, and stock options to acquire 17,473 shares of the company's common stock, which are immediately exercisable.
(5)Consists of 286,018 shares held jointly by Mr. Florness and his wife, stock options to acquire 393,107 shares of the company's common stock, which are immediately exercisable, approximately 11,024 shares attributable to the account of Mr. Florness in our 401(k) plan, and 10,000 shares held by Mr. Florness' wife. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(6)Consists of 20,000 shares held in Ms. Heise's revocable trust, over which Ms. Heise shares voting and investment power with her husband, and stock options to acquire 70,574 shares of the company's common stock, which are immediately exercisable.
(7)Includes stock options to acquire 37,163 shares of the company's common stock, which are immediately exercisable.
(8)Consists of 10,595 shares held in Mr. Johnson's revocable trust, over which Mr. Johnson and his wife share voting and investment power, and stock options to acquire 19,580 shares of the company's common stock, which are immediately exercisable.
(9)Includes 65,000 shares held by Mr. Lundquist's wife and stock options to acquire 22,532 shares of the company's common stock, which are immediately exercisable.
(10)Consists of 2,000 shares held jointly by Ms. Nielsen and her husband, and stock options to acquire 17,299 shares of the company's common stock, which are immediately exercisable.
(11)Consists of stock options to acquire 4,725 shares of the company's common stock, which are immediately exercisable.
(12)Consists of 20,000 shares held jointly by Ms. Wisecup and her husband, and stock options to acquire 57,902 shares of the company's common stock, which are immediately exercisable.
(13)Includes stock options to acquire 123,360 shares of the company's common stock, which are immediately exercisable.
(14)Consists of stock options to acquire 50,853 shares of the company's common stock, which are immediately exercisable, and approximately 13,081 shares attributable to the account of Mr. Miller in our 401(k) plan. Mr. Miller has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(15)Includes stock options to acquire 85,973 shares of the company's common stock, which are immediately exercisable.
(16)Consists of 1,408 shares held in custodian accounts, stock options to acquire 77,098 shares of the company's common stock, which are immediately exercisable, and approximately 13,763 shares attributable to the account of Mr. Soderberg in our 401(k) plan. Mr. Soderberg has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(17)Mr. Owen resigned on October 31, 2023. Mr. Owen's holdings are current as of January 9, 2024.
(18)According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2023, BlackRock, Inc., which is a parent holding company or control person, has sole voting power with respect to 41,483,024 shares and sole dispositive power with respect to 46,066,511 shares.
(19)According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2023, The Vanguard Group, which is a registered investment advisor, has shared voting power with respect to 750,450 shares, sole dispositive power with respect to 67,783,416 shares, and shared dispositive power with respect to 2,553,164 shares.
(20)Includes the shares in footnotes (2) through (17), including aggregate stock options to acquire 1,286,281 shares of the company's common stock that are immediately exercisable and approximately 70,626 shares attributable to the 401(k) accounts of certain directors and executive officers.

ADDITIONAL MATTERS
If you are a registered shareholder, our 2023 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2023 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2023 annual report.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2024 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.
We will pay the cost of soliciting our board of directors' form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers, and employees may solicit proxies by telephone, personal contact, or special correspondence without additional compensation to them.
Our transfer agent is Equiniti Trust Company, LLC. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.
If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2023, you may do so without charge by writing to Investor Relations, at our offices at 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.
HOUSEHOLDING
We have adopted a procedure approved by the SEC called 'householding,' by which certain shareholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding helps to eliminate duplicative mailings and reduces our mailing and printing expenses.
If your household would like to receive one rather than multiple mailings in the future, please write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095. If a broker or other nominee holds your shares, you may continue to receive multiple mailings. Please contact your broker or other nominee directly to discontinue multiple mailings from them.
If you currently participate in householding and would prefer to receive separate copies of our 2023 annual report or this proxy statement, please contact us in the manner described above and we will deliver the requested document free of charge and promptly upon receipt of your request.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR THE 2025 ANNUAL MEETING
Shareholder Proposals
Any shareholder proposal intended to be presented at the 2025 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 15, 2024. Any such proposal must follow the procedures provided in Rule 14a-8 under the Exchange Act.
Any other shareholder proposals intended to be presented at our 2025 annual meeting must be received by our General Counsel no later than January 25, 2025. Any such proposal must comply with the provisions contained in our bylaws.
Nomination of Director Candidates
Any shareholder who plans to nominate a person as a director at a shareholder meeting must comply with the provisions contained in our bylaws. Any such nomination must be received by our General Counsel no later than January 25, 2025.
In addition, our bylaws provide that under certain circumstances, a shareholder or group of shareholders may include director candidates that they have nominated in our proxy statement for an annual meeting of shareholders. These proxy access provisions of our bylaws provide, among other things, that a shareholder or group of up to 20 shareholders seeking to include their director candidates in our proxy statement must own 3% or more of our common stock continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any proxy statement cannot exceed 20% of the number of directors then serving on the board, but may be at least two directors, subject to the other terms of the bylaws. The nominating shareholder(s) and nominee(s) must also satisfy other provisions contained in our bylaws. Requests to include shareholder-nominated candidates in our proxy materials for the 2025 annual meeting must be received by our General Counsel no later than November 15, 2024 and no earlier than October 16, 2024. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the board's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than February 24, 2025.

By Order of the Board of Directors,

John J. Milek
Vice President General Counsel
March 6, 2024

APPENDIX A
PROPOSED NEW RESTATED ARTICLES OF INCORPORATION OF FASTENAL COMPANY
RESTATED
ARTICLES OF INCORPORATION
OF
FASTENAL COMPANY
The undersigned, Holden Lewis, the Chief Financial Officer of Fastenal Company, a Minnesota corporation (the 'Corporation'), does hereby certify that the attached Restated Articles of Incorporation correctly set forth the corresponding provisions of the articles previously amended and were adopted by the Corporation in accordance with Chapter 302A of the Minnesota Statutes.
IN WITNESS WHEREOF, I have hereunto set my hand this [__] day of [__], 20[__].
/s/ Holden Lewis
Name: Holden Lewis
Title: Chief Financial Officer

RESTATED
ARTICLES OF INCORPORATION
OF
FASTENAL COMPANY
ARTICLE I.
The name of the corporation is Fastenal Company.
ARTICLE II.
The address of the registered office of the corporation is 2001 Theurer Boulevard, Winona, Minnesota 55987.
ARTICLE III.
The aggregate number of shares that the corporation has authority to issue is 805,000,000. The shares are classified in two classes, consisting of 5,000,000 shares of Preferred Stock of the par value of $.01 per share and 800,000,000 shares of Common Stock of the par value of $.01 per share. The Board of Directors is authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.
ARTICLE IV.
Shareholders of the corporation shall have no preemptive rights to acquire securities or rights to purchase securities of the corporation.
ARTICLE V.
There shall be no cumulative voting in the election of directors of the corporation.
ARTICLE VI.
Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation, other than actions requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.
ARTICLE VII.
No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 302A.559 or 80A.23 of the Minnesota Statutes, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE VIII.
The corporation shall be subject, and hereby elects to be subject, to Section 302A.671 of the Minnesota Statutes, as amended from time to time. The affirmative vote of the holders of a majority of the voting power of all shares of the corporation entitled to vote, and the affirmative vote of the holders of a majority of the voting power of all shares of the corporation entitled to vote excluding, if the corporation shall then have an 'acquiring person' (as defined in Section 302A.011 of the Minnesota Statutes as amended from time to time) all 'interested shares' (as defined in Section 302A.011 of the Minnesota Statutes, as amended from time to time), shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIII.

ARTICLE IX.
The corporation shall be subject, and hereby elects to be subject, to Section 302A.673 of the Minnesota Statutes, as amended from time to time. The affirmative vote of the shareholders of the corporation, other than 'interested shareholders' and their 'affiliates' and 'associates' (each as defined in Section 302A.011 of the Minnesota Statutes, as amended from time to time), holding a majority of the outstanding voting power of all shares of the corporation entitled to vote, excluding the shares of interested shareholders and their affiliates and associates, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX; provided, however, that no such amendment, repeal or inconsistent provision shall be effective (i) until eighteen (18) months after the vote of shareholders of the corporation and (ii) unless such amendment, repeal or inconsistent provision provides that it does not apply to any 'business combination' (as defined in Section 302A.011 of the Minnesota Statutes, as amended from time to time) of the corporation with, with respect to, proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with, an interested shareholder whose 'share acquisition date' (as defined in Section 302A.011 of the Minnesota Statutes, as amended from time to time) is on or before the effective date of such amendment, repeal or inconsistent provision, or any affiliate or associate of that interested shareholder.
ARTICLE X.
Subject to the rights, if any, of the holders of one or more classes or series of Preferred Stock issued by the corporation, voting separately by class or series to elect directors in accordance with the terms of such Preferred Stock, each director of the corporation shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to that director, provided that directors of the corporation shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected. For purposes of this Article X, a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the corporation that are voted 'for' a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the corporation that are voted 'against' that director.

FASTENAL COMPANY
2001 THEURER BOULEVARD
WINONA, MN 55987
ATTN: ELLEN STOLTS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V30521-P02062

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTENAL COMPANY

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Scott A. Satterlee	☐	☐	☐
1b. Michael J. Ancius	☐	☐	☐
1c. Stephen L. Eastman	☐	☐	☐
1d. Daniel L. Florness	☐	☐	☐
1e. Rita J. Heise	☐	☐	☐
1f. Hsenghung Sam Hsu	☐	☐	☐
1g. Daniel L. Johnson	☐	☐	☐
1h. Nicholas J. Lundquist	☐	☐	☐
1i. Sarah N. Nielsen	☐	☐	☐
1j. Irene A. Quarshie	☐	☐	☐
1k. Reyne K. Wisecup	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2024 fiscal year.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐
4. Approval of an amendment to our Restated Articles of Incorporation to delete Article VI regarding supermajority approval of business combinations with certain interested parties.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V30522-P02062

FASTENAL COMPANY
Annual Meeting of Shareholders
April 25, 2024 10:00 am Central Time
3560 Service Drive,
Winona, Minnesota 55987
This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Daniel L. Florness and John J. Milek, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side, at the Annual Meeting of the Shareholders to be held on April 25, 2024, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 26, 2024.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Proposals 1, 2, 3, and 4, and AGAINST on Proposal 5. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side